                                                                   Exhibit 10.12


                            STOCK PURCHASE AGREEMENT


                                      AMONG


                              PF MANAGEMENT, INC.,


                      THE PF MANAGEMENT, INC. SHAREHOLDERS,

                     DAVID R. CLARK (AS SHAREHOLDERS' AGENT)

                                       AND

                          PIERRE HOLDING CORP. (BUYER)












                                  MAY 11, 2004

                            STOCK PURCHASE AGREEMENT


                                TABLE OF CONTENTS


1.    PURCHASE AND SALE OF SHARES...........................................        1

2.    PURCHASE PRICE - PAYMENT..............................................        1
      2.1   Purchase Price..................................................        1
      2.2   Preliminary Purchase Price......................................        2
      2.3   Certain Closing Deliveries......................................        2
      2.4   Payment of Purchase Price Adjustment............................        2
      2.5   Determination of Final Purchase Price...........................        3

3.    JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE
      SHAREHOLDERS..........................................................        5
      3.1   Shareholder Authority, Validity, Ownership......................        5
      3.2   PFMI Organization, Ownership, Liabilities.......................        6
      3.3   Company Organization, Qualification, Subsidiaries,
            Investments, Etc................................................        7
      3.4   Capital Stock...................................................        8
      3.5   Non-Contravention...............................................        9
      3.6   Reports and Financial Statements; No Undisclosed
            Liabilities.....................................................        9
      3.7   Absence of Material Differences.................................       11
      3.8   Employees.......................................................       12
      3.9   Employee Benefit Plans..........................................       13
      3.10  Assets and Facilities...........................................       15
      3.11  Licenses and Permits............................................       15
      3.12  Litigation......................................................       15
      3.13  Compliance with Laws............................................       16
      3.14  Environmental...................................................       16
      3.15  Intellectual Property...........................................       17
      3.16  Title to Real and Personal Property; Leasehold Interests........       18
      3.17  Material Contracts..............................................       19
      3.18  Insurance.......................................................       20
      3.19  Product Liability...............................................       21
      3.20  Affiliate Transactions..........................................       21
      3.21  Customers.......................................................       21
      3.22  Suppliers.......................................................       22
      3.23  Bank Accounts...................................................       22
      3.24  Brokerage.......................................................       22
      3.25  Limitation of Representations and Warranties....................       22

4.    REPRESENTATIONS AND WARRANTIES OF BUYER...............................       22
      4.1   Organization and Power..........................................       22
      4.2   Authority.......................................................       23
      4.3   No Brokers or Finders...........................................       23
      4.4   Compliance......................................................       23

      4.5   Litigation......................................................       23
      4.6   Approvals.......................................................       23
      4.7   Financing.......................................................       24
      4.8   Investment Intent...............................................       24
      4.9   No Knowledge of Breach..........................................       24
      4.10  No Reliance.....................................................       24
      4.11  Access to Information...........................................       25

5.    COVENANTS.............................................................       25
      5.1   HSR Act Filings.................................................       25
      5.2   Access to Information and Records...............................       25
      5.3   Conduct of Business Pending the Closing.........................       25
      5.4   Negative Covenants..............................................       27
      5.5   Consents........................................................       28
      5.6   Satisfaction of Conditions Precedent............................       28
      5.7   Employees.......................................................       29
      5.8   Books, Records and Information..................................       29
      5.9   Obligation to Update............................................       30
      5.10  Indemnification and Insurance...................................       31
      5.11  Other Agreement.................................................       31
      5.12  Tax Matters.....................................................       31
      5.13  Exclusivity.....................................................       31
      5.14  Non-Competition.................................................       32
      5.15  Non-Solicitation................................................       33
      5.16  Confidentiality.................................................       33
      5.17  Offering Materials..............................................       34

6.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...........................       34
      6.1   Representations and Warranties True on the Closing Date.........       34
      6.2   Compliance With Agreement.......................................       35
      6.3   No Litigation...................................................       35
      6.4   Third Party Consents and Approvals..............................       35
      6.5   Governmental Approvals..........................................       35
      6.6   Material Adverse Effect.........................................       35
      6.7   Certain Payoffs.................................................       36
      6.8   Opinion of Counsel..............................................       36
      6.9   Affiliated Transactions; Shareholders Agreement.................       36
      6.10  FIRPTA..........................................................       36
      6.11  Financing.......................................................       36
      6.12  Audited Financial Statements....................................       36
      6.13  280G Payments...................................................       37
      6.14  Tender Offer. ..................................................       37
      6.15  Closing Deliveries..............................................       37

7.    CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS.................       37
      7.1   Representations and Warranties True on the Closing Date.........       37
      7.2   Compliance With Agreement.......................................       38

      7.3   No Litigation...................................................       38
      7.4   Governmental Consents...........................................       38
      7.5   Closing Deliveries..............................................       38

8.    INDEMNIFICATION.......................................................       38
      8.1   By Shareholders.................................................       38
      8.2   By Buyer........................................................       39
      8.3   Manner of Payment...............................................       40
      8.4   Indemnification of Third-Party Claims...........................       40
      8.5   Tax Effect......................................................       41
      8.6   Insurance Effect................................................       42
      8.7   Limitations on Indemnification..................................       42
      8.8   Exclusive Remedy................................................       44
      8.9   Limitations on Claims by Shareholders...........................       44

9.    CLOSING...............................................................       45
      9.1   Documents to be Delivered by Company and Shareholder............       45
      9.2   Documents to be Delivered by Buyer..............................       46

10.   TERMINATION...........................................................       46
      10.1  Termination Without Breach......................................       46
      10.2  Termination for Breach..........................................       47
      10.3  Effect of Termination...........................................       47

11.   MISCELLANEOUS.........................................................       48
      11.1  Further Assurance...............................................       48
      11.2  Disclosures and Announcements...................................       48
      11.3  Assignment; Parties in Interest.................................       48
      11.4  Law Governing Agreement; Forum..................................       48
      11.5  WAIVER OF JURY TRIAL............................................       49
      11.6  Amendment and Modification......................................       49
      11.7  Notice..........................................................       49
      11.8  Shareholders' Agent.............................................       50
      11.9  Expenses........................................................       51
      11.10 Specific Performance............................................       52
      11.11 Entire Agreement................................................       52
      11.12 Counterparts....................................................       52
      11.13 Headings........................................................       52
      11.14 Glossary of Terms...............................................       52

                                    EXHIBITS

EXHIBIT A   Voting Trust Agreement
EXHIBIT B   Escrow Agreement
EXHIBIT C   Earn-Out Warrant
EXHIBIT D   Debt Financing Commitment Letter
EXHIBIT E   [Intentionally Omitted]
EXHIBIT F   Equity Commitment Letter
EXHIBIT G   Opinion of Foley & Lardner LLP
EXHIBIT H   Tax Sharing Agreement
EXHIBIT I   Confidentiality Agreement
EXHIBIT J   Shareholders Agent Agreement
EXHIBIT K   Asset Distribution Letter Agreement


                                    SCHEDULES

Schedule 2.1         Average Working Capital
Schedule 3.1(c)      Ownership
Schedule 3.1(e)      Brokerage
Schedule 3.3(e)      Subsidiaries
Schedule 3.5         Non-Contravention
Schedule 3.6(e)      Company Liabilities
Schedule 3.6(f)      Liabilities
Schedule 3.7         Absence of Material Differences
Schedule 3.8         Employees
Schedule 3.9         Employee Benefit Plans
Schedule 3.9(g)      ERISA Non-Contravention
Schedule 3.11(a)     Licenses and Permits - No Defaults
Schedule 3.11(b)     Licenses and Permits
Schedule 3.12        Litigation
Schedule 3.13(a)     Compliance with Laws - Exceptions
Schedule 3.13(b)     Compliance with Laws - Exceptions
Schedule 3.14(a)     Environmental
Schedule 3.14(b)     Environmental
Schedule 3.14(c)     Environmental
Schedule 3.14(d)     Environmental
Schedule 3.14(e)     Environmental
Schedule 3.14(f)     Environmental
Schedule 3.15        Intellectual Property
Schedule 3.16(a)     Owned Real Property
Schedule 3.16(b)     Leased Real Property
Schedule 3.17        Material Contracts
Schedule 3.18        Insurance
Schedule 3.19        Product Liability
Schedule 3.20        Affiliate Transactions
Schedule 3.21        Customers

Schedule 3.22        Suppliers
Schedule 3.23        Bank Accounts
Schedule 3.24        Brokerage
Schedule 5.4(j)      Distribution Transactions
Schedule 6.4         Third Party Approvals
Schedule 9.1(e)      Resignations

                            STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT (this "Agreement") dated May 11, 2004 among Pierre Holding Corp., a Delaware corporation ("Buyer"), James C. Richardson, Jr., David R. Clark, James M. Templeton and Brian D. Davis, as Trustee under that certain Voting Trust Agreement for the shareholder participants thereof identified on Exhibit A hereto (each a "Shareholder" and collectively the "Shareholders"), PF Management, Inc., a North Carolina Corporation ("PFMI"), and David R. Clark, as designated agent on behalf of the Shareholders (the "Shareholders' Agent").

                                    RECITALS

            A. The Shareholders collectively own all of the issued and outstanding shares of capital stock (the "Shares") of PFMI.

            B. PFMI owns all of the issued and outstanding capital stock of Pierre Foods, Inc., a North Carolina corporation (the "Company").

            C. Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.    PURCHASE AND SALE OF SHARES

            Subject to the terms and conditions of this Agreement, on the Closing Date (an index of the defined terms used herein being set forth in Section 11.14), the Shareholders shall sell to Buyer, and Buyer shall purchase from the Shareholders, all of the Shares, free and clear of all Liens.

2.    PURCHASE PRICE - PAYMENT

      2.1   Purchase Price.

            The purchase price for the Shares (the "Purchase Price") shall be an amount equal to (i) Four Hundred Two Million Dollars ($402,000,000) (the "Cash Portion"); plus (ii) the amount, if any, by which the Closing Working Capital as shown on the Closing Balance Sheet is greater than the Average Working Capital Amount; minus (iii) the Closing Indebtedness Amount; minus (iv) the Executive Bonus Payments; minus (v) the Grigg Fee; minus (vi) Shareholder Transaction Expenses; minus (vii) the Non-Compete Payments; minus (viii) the Crawford Fee; minus (ix) the amount, if any, by which the Closing Working Capital as shown on the Closing Balance Sheet is less than the Average Working Capital Amount; provided that, if at the end of any fiscal quarter during the fiscal year ending March 5, 2005, the EBITDA of the Company for the trailing four fiscal quarters then ended is $56,000,000 or greater, the Cash Portion shall be increased by $13,000,000 (the "Cash Increase"), to $415,000,000, and Buyer
shall promptly pay such amount by wire transfer of immediately available funds to an account designated in writing to Buyer by Shareholders' Agent. The Cash Increase shall be allocated 10% as an increase in the Executive Bonus Payments (subject to required withholding taxes) and 90% as an increase in the Purchase Price. For purposes of the proviso to this Section 2.1, if the Company or any Subsidiary acquires any Person after the Closing Date, such other Person and the results of its operations shall be disregarded and not combined with the results of operations of the Company and any Subsidiary in calculating EBITDA hereunder.

      2.2   Preliminary Purchase Price.

            For purposes of this Agreement, the "Preliminary Purchase Price" shall be equal to the Purchase Price as calculated in accordance with Section
2.1 above and as estimated by the Shareholders' Agent on the basis of a projected consolidated balance sheet for the Company and its Subsidiaries as of the close of business on the Closing Date (the "Estimated Closing Balance Sheet"), prepared in good faith by the Shareholders' Agent and delivered to Buyer not less than five (5) days prior to the Closing, which Estimated Closing Balance Sheet shall be reasonably acceptable to Buyer. The Preliminary Purchase Price shall not include any amount which may become payable by Buyer pursuant to the proviso in Section 2.1 above (unless such amount is achieved during the first quarter of the fiscal year ending March 5, 2005).

      2.3   Certain Closing Deliveries.

            Subject to the conditions set forth in this Agreement, at the Closing, Buyer shall make the following payments:

            2.3.(a) on behalf of the Shareholders and Executives, Buyer shall deposit 5% of the sum of the Preliminary Purchase Price and the amount set forth in item (iv) in Section 2.1 as estimated under Section 2.2 (the "Escrowed Amount") with the Escrow Agent to be held in an escrow account (the "Escrow Account") and released by the Escrow Agent in accordance with the terms and conditions of this Agreement and of the Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement") (subject to such administrative changes as may be required to be made by the Escrow Agent);

            2.3.(b) on behalf of PFMI and the Company, Buyer shall pay the amounts owed by PFMI, the Company and its Subsidiaries pursuant to the Payoff Letters delivered to Buyer pursuant to Section 6.7 as set forth in such Payoff Letters, which amounts shall represent the Closing Indebtedness Amount and the Shareholder Transaction Expenses;

            2.3.(c) on behalf of the Company, Buyer shall pay the Grigg Fee;

            2.3.(d) on behalf of the Company, Buyer shall pay the Non-Compete Payments;

            2.3.(e) on behalf of the Company, Buyer shall pay to Shareholders' Agent on behalf of each Executive such Executive's Executive Bonus Payment, less (i) the amount of any required withholding taxes subject to such payments, (ii) such Executive's Rollover Amount (if any), and (iii) such Executive's pro rata share of 10% of the

      Escrowed Amount, to not more than four accounts which have been designated by the Shareholders' Agent not less than (2) business days prior to the Closing Date; and

            2.3.(f) Buyer shall pay an amount equal to the Preliminary Purchase Price less 90% of the Escrowed Amount to an account which has been designated by the Shareholders' Agent not less than (2) business days prior to the Closing Date.

      2.4   Payment of Purchase Price Adjustment.

            On or before the fifth business day following the final determination of the Purchase Price in accordance with Section 2.5 below, either
(i) the Shareholders shall pay to Buyer the amount, if any, by which the Preliminary Purchase Price exceeds the Purchase Price, together with simple interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to 5.0%; or (ii) Buyer shall pay to Shareholders' Agent the amount, if any, by which the Purchase Price exceeds the Preliminary Purchase Price, together with simple interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to 5.0% (either of which being a "Purchase Price Adjustment"). In addition, if the Preliminary Purchase Price is greater than the Purchase Price, Buyer shall have the right, but shall not be obligated, to obtain payment of the difference out of the Escrow Account pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

            2.4.(a) Method of Payment. All payments under Section 2.3 and this
      Section 2.4 shall be made in U.S. Dollars by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

            2.4.(b) Shareholder Indemnification. The Shareholders jointly and severally agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from any Losses (as defined in Section 8.1) arising in connection with any claims by any Shareholder or Executive that such Person did not receive such Person's Executive Bonus Payment or such Person's allocable portion of the Purchase Price to which such Person was entitled pursuant to this Agreement and the Escrow Agreement; provided that Buyer has made the payments required under Section 2.3 and the required payment of the Cash Increase, if any.

      2.5   Determination of Final Purchase Price.

            2.5.(a) Closing Working Capital. The "Closing Working Capital" shall mean (i) the sum of all assets of the Company and its Subsidiaries on a consolidated basis which would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and its Subsidiaries as current assets (excluding Cash), minus (ii) the sum of all liabilities of the Company and its Subsidiaries on a consolidated basis which would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and its Subsidiaries as current liabilities (excluding accrued Income Taxes, Income Tax refunds and any other Income Tax assets and the Closing Indebtedness Amount), in each case determined as of the close of business on the Closing Date. The Closing Working Capital shall be determined in accordance with GAAP from the books and records of the

      Company and its Subsidiaries using the same accounting principles, policies, practices and procedures theretofore followed by the Company in the preparation of the Audited Financial Statements and in the calculation of the Average Working Capital Amount as reflected on Schedule 2.1.

            2.5.(b)     Purchase Price Adjustment.

                  (i) Not later than 90 days after the Closing Date, Buyer shall deliver to Shareholders' Agent (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the "Closing Balance Sheet"), and (B) a statement setting forth in reasonable detail its calculation of Closing Working Capital, the Closing Indebtedness Amount and the Purchase Price and the other components thereof. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied and shall include all accounting entries and adjustments required in a year-end closing of the books as of the close of business on the Closing Date. Buyer's calculation of Closing Working Capital, the Closing Indebtedness Amount and the Purchase Price shall be based on the Closing Balance Sheet.

                  (ii) The Closing Balance Sheet and Buyer's determination of the Purchase Price shall become final and binding upon the parties 30 days after Shareholders' Agent's receipt thereof unless Shareholders' Agent or a firm of independent accountants engaged by Shareholders' Agent (the "Shareholders' Accountants") object prior to such date (an "Objection"). Such an Objection shall be made in writing to Buyer, shall set forth a specific description of the basis of the Objection (including Shareholders' Agent's calculation of the Purchase Price) and the items in dispute and shall only include disagreements based upon mathematical errors or based upon the Purchase Price not being calculated in accordance with Sections 2.1, 2.5.(a) and Schedule 2.1. Shareholders' Agent will be deemed to accept any items not specifically disputed in the Objection.

                  (iii) In the event Buyer and Shareholders' Agent are unable to resolve the Objection within thirty days thereafter, the Objection shall be resolved by Pricewaterhouse Coopers LLP (the "Neutral Accounting Firm"). Buyer shall promptly forward a copy of the Closing Balance Sheet and calculation of the Purchase Price delivered pursuant to Section 2.5.(b)(i), and Shareholders' Agent shall promptly forward a copy of the Objection delivered pursuant to
            Section 2.5.(b)(ii), to the Neutral Accounting Firm. The Neutral Accounting Firm, acting as experts in accounting and not arbitrators, shall determine on a basis consistent with the requirements of this Section 2.5, and only with respect to the specific accounting related differences properly submitted, the Closing Working Capital, Closing Indebtedness Amount and the Purchase Price. The Neutral Accounting Firm's determination will be conclusive and binding on all parties. Determination by the Neutral Accounting Firm shall be evidenced by a written report delivered to the parties addressing the items in dispute. The Neutral Accounting Firm shall be instructed to use reasonable efforts to perform its services within thirty days of submission of the Objection to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Neutral Accounting Firm shall be paid by Buyer and Shareholders' Agent as follows:

            Shareholders' Agent shall pay a percentage of such fees and expenses equal to A/(A+B), and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Purchase Price as finally determined by the Neutral Accounting Firm and the Purchase Price proposed by Shareholders' Agent as reflected in the Objection prepared and delivered by Shareholders' Agent in accordance with
            Section 2.5(b)(ii), and where B is equal to the absolute value of the difference (in dollars) between the Purchase Price as finally determined by the Neutral Accounting Firm and the Purchase Price as reflected in the report prepared and delivered by Buyer in accordance with Section 2.5(b)(i).

                  (iv) Buyer agrees to permit Shareholders' Agent, the
            Shareholders' Accountants and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's independent accountants ("Buyer's Accountants"), related to the preparation of the Closing Balance Sheet and Buyer's determination of the Purchase Price and components thereof; provided that such information shall remain subject to the confidentiality obligations set forth in
            Section 5.16 herein.

3.    JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE  SHAREHOLDERS

            As a material inducement to Buyer to enter into this Agreement, each of the Shareholders, jointly and severally, makes the following representations and warranties to Buyer. "Knowledge", as used herein with respect to the Shareholders means the actual knowledge or awareness of any of the Shareholders or the actual knowledge or awareness after reasonable inquiry of any Executive where "reasonable inquiry" means that such Executive has made inquiries regarding the substance of the representations to Gary Sluss, Sam Patton, Joe Meyers, Jeff Harris and Ted Karre.

      3.1   Shareholder Authority, Validity, Ownership.

            3.1.(a) Each Shareholder has full power, legal capacity, right and authority to enter into, execute and deliver this Agreement, and the Escrow Agreement, the Shareholders Agent Agreement, the Tax Sharing and Indemnification Agreement and all other agreements identified herein and delivered in connection herewith (collectively, the "Ancillary Agreements") to which such Shareholder is a party, and to carry out the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.

            3.1.(b) This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Shareholders and the Shareholders' Agent and are legal, valid and binding obligations of each Shareholder and the Shareholders' Agent, enforceable against each of them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors' rights generally, and by general equitable principles.

            3.1.(c) Each Shareholder holds of record and owns beneficially the Shares set forth opposite his name on Schedule 3.1(c) attached hereto. The delivery to Buyer of such Shares at Closing pursuant to this Agreement will transfer to Buyer good and valid title to such Shares, free and clear of all liens, restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), mortgages, security interests, pledges, charges, claims, equities, reservations, options, warrants, rights, calls, commitments, adverse claims or other encumbrances of any kind (collectively, "Liens"). No Shareholder is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of PFMI (other than this Agreement). Except for the Voting Trust Agreement, no Shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of PFMI.

            3.1.(d) Neither the execution and the delivery of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby to which the Shareholders and the Shareholders' Agent are a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of,
      (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Shares owned by such Shareholder, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any indenture, mortgage, lease, loan agreement or other contract, agreement or instrument to which any Shareholder or the Shareholders' Agent is bound or affected, or any statute, regulation, rule, Order or other restriction of any government, governmental or administrative agency or court to which any Shareholder or the Shareholders' Agent is subject. No notice to, filing with or authorization, consent or approval of any government or governmental or administrative agency by the Shareholders or the Shareholders' Agent is necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the other documents contemplated hereby to which the Shareholders and the Shareholders' Agent are a party, except such filings and notices as may be required under the HSR Act.

            3.1.(e) Except as set forth on Schedule 3.1(e), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Shareholder.

            3.1.(f) There are no actions, suits, proceedings or orders pending or, to Shareholders' Knowledge, threatened against or affecting Shareholders at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Shareholders' performance under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

            3.1.(g) Each Shareholder understands the term "accredited investor" as used in Regulation D promulgated under the Securities Act of 1933 and represents and warrants to Buyer that he or it is an "accredited investor" as defined therein.

      3.2   PFMI Organization, Ownership, Liabilities.

            3.2.(a) PFMI is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has the requisite corporate power and authority to conduct its business as conducted on the date hereof and as of the Closing Date. PFMI is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            3.2.(b) The authorized capital stock of PFMI consists of 100,000 shares of common stock, no par value (the "PFMI Common Stock"). Each share of PFMI Common Stock is validly issued and outstanding. All such outstanding shares of PFMI Common Stock are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the respective Shareholders as set forth on Schedule 3.1(c), free and clear of all Liens. The respective Shareholders have owned all issued and outstanding shares of PFMI Common Stock since the dates set forth on Schedule 3.1(c). No shares of PFMI Common Stock are reserved for issuance, nor are there outstanding any options, warrants, puts, calls, rights to subscribe, convertible securities or other rights (including, without limitation, preemptive rights or stock appreciation rights), agreements or commitments to issue, dispose of or acquire shares of PFMI Common Stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to PFMI. Except for the Voting Trust Agreement and the Shareholders Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of PFMI. PFMI is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. PFMI has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock; provided that the foregoing representation shall not apply with respect to the offer and sale of the Shares contemplated by this Agreement.

            3.2.(c) PFMI owns all of the issued and outstanding capital stock of the Company. PFMI has no assets other than the outstanding capital stock of the Company.

            3.3 Company Organization, Qualification, Subsidiaries, Investments, Etc.

            3.3.(a) Each of the Company and its Subsidiaries is duly organized or formed, validly existing and in good standing under the Laws of the State of North Carolina and has the requisite corporate or limited liability company power and authority to carry on its respective businesses as now being conducted.

            3.3.(b) Each of the Company and the Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification to do business in that jurisdiction is required by law, except for jurisdictions in which the failure to be so qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            3.3.(c) The Company has made available to Buyer true and accurate copies of the charter and bylaws of the Company and PFMI and the organizational documents of all of the Subsidiaries reflecting all amendments made thereto at any time prior to the date of this Agreement.

            3.3.(d) None of PFMI, the Company or any of the Subsidiaries is in violation of any of the provisions of its charter, bylaws or other organizational documents.

            3.3.(e) Schedule 3.3(e) sets forth the identity, jurisdiction of organization, foreign qualifications and outstanding equity capitalization of each of the Subsidiaries.

            3.3.(f) Except for the entities set forth on Schedule 3.3(e) (the "Subsidiaries"), none of PFMI, the Company or any Subsidiary owns (of record or beneficially) or holds any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest. Each of the Company and PFMI owns (of record and beneficially) and has valid title to all of the outstanding capital stock of its respective Subsidiaries, free and clear of all Liens.

            3.3.(g) No limited liability company interests or other equity interest in any Subsidiary, any securities convertible into limited liability company interests or other equity interests of any Subsidiary, or any other rights to acquire limited liability company interests or other equity interests of any Subsidiary is or may become required to be issued, sold or transferred by reason of any option, warrant, put, call, subscription or other agreement or right relating to the equity of the Subsidiary. There is no contract, arrangement or understanding by which any Subsidiary is bound to issue any of its limited liability company interests or any other equity interest or any option, warrant or other right relating thereto or by which the Company is or may be bound to sell or transfer any part of the equity interest in any Subsidiary. There is no contract, arrangement or understanding relating to the right of the Company to vote, transfer or otherwise dispose of any of the equity interest in any Subsidiary. All of the outstanding limited liability company interests of each Subsidiary are duly authorized and validly issued, were not issued in violation of any law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of member and is owned free and clear of all Liens. No Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of its limited liability company interests or any of its equity interests.

            3.3.(h) The board of directors of PFMI has unanimously, on the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby.

      3.4   Capital Stock.

            The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value (the "Company Common Stock"). Each share of the Company Common Stock is validly issued and outstanding. All such outstanding shares of Company Common Stock are validly owned (beneficially and of record) by PFMI, fully paid and nonassessable, free and clear of all Liens (other than Liens securing Indebtedness, which Liens shall be discharged at or prior to Closing) and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal or similar rights. No shares of the Company Common Stock are reserved for issuance, nor are there outstanding any options, warrants, calls, puts, rights to subscribe, convertible securities or other rights (including, without limitation, preemptive rights or stock appreciation rights), agreements or commitments to issue, dispose of or acquire shares of the Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for the Shareholders Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock.

      3.5   Non-Contravention.

            Except as disclosed in Schedule 3.5, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by PFMI, the Company, the Subsidiaries and the Shareholders do not and will not: (a) result in a breach of any provision of the charter, bylaws or other organizational documents of the Company, any of the Subsidiaries or PFMI; (b) violate any Order of any court or other authority having jurisdiction over the Company, any of the Subsidiaries or PFMI, or any of their properties, or cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds the Company, any of the Subsidiaries or PFMI or any of their material properties; (c) result in a breach of or default, or give a third party the right to accelerate, terminate or suspend any obligations, under any agreement or instrument to which PFMI, the Company or any of the Subsidiaries is a party or by which any of them or any of their material properties is bound or affected; (d) require the authorization, consent, approval, permit or license of any Person, any notice to be given to, filing to be made with or other action to be taken with or by any Person (other than filings and actions to be made and taken under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (such act, together with the rules and regulations promulgated thereunder, being the "HSR Act")); (e) result in the creation of any Lien upon the Shares or the material assets of PFMI, the Company or any Subsidiary; or (f) constitute grounds for the loss or suspension of any material permit, license or other authorization used by PFMI, the Company or any of the Subsidiaries.

      3.6   Reports and Financial Statements; No Undisclosed Liabilities.

            3.6.(a) PFMI has made available to Buyer each of the following:

                  (i) the Company's Annual Report on Form 10-K filed with the
            SEC on March 9, 2004 for its fiscal year ended March 1, 2003 (the "Annual Report");

                  (ii) the Company's Quarterly Reports on Form 10-Q, each filed with the SEC on March 9, 2004, for its fiscal quarters ended May 31, 2003, August 30, 2003 and November 29, 2003 (the "Quarterly Reports");

                  (iii) the Company's consolidated audited financial statements for its fiscal year ended March 1, 2003, included in the Annual Report, together with its audited financial statements for its fiscal year ended March 2, 2002 (collectively, the "Audited Financial Statements");

                  (iv) PFMI's unaudited consolidated financial statements for its fiscal years ended March 2, 2002, March 1, 2003 and March 6, 2004 (the "PFMI Unaudited Financial Statements"); and

                  (v) the Company's unaudited consolidated financial statements for its fiscal year ended March 6, 2004 (the "Company Unaudited Financial Statements", and together with the PFMI Unaudited Financial Statements, the "Unaudited Financial Statements").

            3.6.(b) To the Knowledge of the Shareholders, each of the Annual Report and Quarterly Reports did not, at the time it was filed with the SEC, and all such documents taken together do not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or are made, respectively, not misleading. The financial statements contained in the Annual Report and in the Quarterly Reports were prepared in accordance with GAAP from the books and records of the Company and its consolidated Subsidiaries, except in the case of the unaudited interim financial statements contained in the Quarterly Reports, the absence of footnotes and subject to customary year end adjustments for recurring accruals.

            3.6.(c) The Audited Financial Statements were prepared in accordance with GAAP and fairly and accurately reflect the financial condition and results of operations of the Company and its consolidated Subsidiaries at the dates and for the periods indicated.

            3.6.(d) The Unaudited Financial Statements were prepared from the books and records of PFMI and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries, as applicable, and fairly and accurately reflect in all material respects the financial condition and results of the operations of PFMI and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries, as applicable, at the dates and for the periods indicated.

            3.6.(e) When delivered pursuant to Section 6.12, the Recent Audited Financial Statements will have been prepared in accordance with GAAP and will fairly and accurately reflect in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries and PFMI and its consolidated subsidiaries, as applicable, at the dates and for the periods indicated.

            3.6.(f) None of PFMI, the Company or any Subsidiary has any material liability or obligation (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Shareholders, whether due or to become due and regardless of when or by whom asserted) other than those liabilities or obligations (i) reflected in the Company's audited financial statements for the fiscal year ended March 1, 2003 included in the Annual Report (including the footnotes thereto), (ii) arising under contracts or commitments described on Schedule 3.17 or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon due to specified dollar thresholds (but not liabilities for breaches thereof occurring on or prior to the Closing Date), (iii) arising out of the matters reflected on
      Schedule 3.12, (iv) reflected in the PFMI Unaudited Financial Statements for its fiscal year ended March 6, 2004 or the Company Unaudited Financial Statements for its fiscal year ended March 6, 2004, (v) incurred after March 6, 2004 in the ordinary course of business consistent with past practices of the Company and its Subsidiaries (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or breach of warranty), or (vi) set forth in Schedule 3.6(f).

            3.6.(g) The Company has made all required filings with the SEC and the form and content of all such filings complied in all material respects with the rules and regulations of the SEC.

      3.7   Absence of Material Differences.

            Since November 29, 2003, there has been no Material Adverse Change. Without limiting the generality of the foregoing, except as disclosed in
Schedule 3.7, since November 29, 2003, PFMI, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, and without limiting the generality of the foregoing since that date there has been no:

            3.7.(a) (i) disposition of any material items of real or personal property (other than sales of inventory in the ordinary course of business) by PFMI, the Company or any Subsidiary; or (ii) capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions);

            3.7.(b) change in the accounting methods or practices (including assumptions underlying estimates of reserves for inventory and accounts receivable and accruals for liabilities) of PFMI (provided, that PFMI is currently in the process of adopting GAAP standards for the preparation of its financial statements), the Company or any of the Subsidiaries which has had a material effect on the financial results reported by PFMI, the Company or the Subsidiaries;

            3.7.(c) satisfaction or discharge of any material claim, Lien or liability (whether accrued, contingent or otherwise and whether due or to become due) of PFMI, the Company or any of the Subsidiaries outside the ordinary course of business and consistent with past practice;

            3.7.(d) sale, lease, mortgage, encumbrance or other disposal of or grant of any interest in, or attachment of any Lien upon, any of the material assets or properties of PFMI, the Company or any of the Subsidiaries, except for (i) sales, leases, encumbrances and other dispositions and grants in the ordinary course of business and consistent with past practice and (ii) Liens for taxes not yet due (provided, however, that adequate accruals, consistent with GAAP, are maintained for all such Liens for taxes not yet due) and Liens not material in amount or effect that do not impair the use of the asset or property subject to such Lien;

            3.7.(e) declaration or set asides for dividends, distributions or redemptions of securities of PFMI, the Company or any of the Subsidiaries; any split, combination or reclassification of any of the equity interests or other securities thereof or agreement or commitment to make any exchange for or redemption of any such equity interests or other securities (whether payable in cash, stock or property);

            3.7.(f) material damage, destruction, or loss (whether or not covered by insurance) to the tangible assets of PFMI, the Company or any Subsidiary;

            3.7.(g) (i) adoption of, entry into or amendment of any Benefit Plan, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (ii) agreement to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or consultant or salaried employee (other than in the ordinary course of business and consistent with past practice) or (iii) payment of any benefit not required by any Benefit Plan or other plan or agreement;

            3.7.(h) incurrence, assumption or guarantee of any indebtedness for borrowed money;

            3.7.(i) issuance of, or agreement to issue, any equity interests in PFMI, the Company or in any of the Subsidiaries, or options, warrants or other rights of any kind to acquire any such equity interests, whether by purchase or conversion or exchange of other equity interests or other securities;

            3.7.(j) amendment to or restatement of any of the organizational documents of PFMI, the Company or any of the Subsidiaries;

            3.7.(k) delay or postponement of the payment of accounts payable and other liabilities of PFMI, the Company or any Subsidiary outside the ordinary course of business; or

            3.7.(l) agreement, commitment or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections (a) through (n) of this Section 3.7.

      3.8   Employees.

            Except as disclosed in Schedule 3.8, none of PFMI, the Company or any of the Subsidiaries is bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any individual for any specified period of time or until any specific age. No employee of PFMI, the Company or any Subsidiary is represented by any labor organization. To the Knowledge of the Shareholders, there are no proposals by employees of PFMI, the Company or any Subsidiary for organizing activities or collective bargaining arrangements or any organized labor slowdown, work interruption or work stoppage by employees. To Shareholders' Knowledge, except for Pamela Witters and the North Carolina Employees, no key employee and no group of employees has any plans to terminate his or her employment with such entity (including upon consummation of the transactions contemplated hereby). Except as set forth on
Schedule 3.13(a), PFMI, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as set forth on Schedule 3.8, there are no material claims, actions, proceedings or investigations pending or, to Shareholders' Knowledge, threatened against PFMI, the Company or any Subsidiary with respect to or by any employee or former employee of PFMI, the Company or any Subsidiary. None of PFMI, the Company or any Subsidiary has experienced any strikes, collective bargaining disputes, material labor grievances or material unfair labor practices claims within the last three (3) years prior to the date hereof.

      3.9   Employee Benefit Plans.

            3.9.(a) The Company has made available to Buyer, except for the items described in the side letter agreement, dated the date hereof by and between Buyer and Shareholders' Agent on behalf of the Shareholders (the "Benefits Side Letter Agreement"), true and accurate copies of all pension, retirement, profit-sharing, deferred compensation, retention, change-in-control, severance pay, vacation, bonus and other incentive plans, all other written employee programs, arrangements and agreements, all medical, vision, dental and other health plans, all life insurance plans and all other employee benefit plans and fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (such act, together with the rules and regulations thereunder, being "ERISA"), currently or previously adopted, maintained by, sponsored in whole or in part by or contributed to by PFMI, the Company or any Subsidiary for the benefit of employees, retirees, dependents, spouses, directors, independent contractors and other beneficiaries of PFMI, the Company and the Subsidiaries (as used in this Section 3.9, collectively, "employees") and under which employees are or were eligible to participate (collectively, "Benefit Plans"); provided that the Company has not made available to Buyer those insurance policies set forth on Part A of Schedule 3.9 maintained by PFMI and covering the Shareholders, all of which are to be retained by the

      Shareholders pursuant to the Asset Distribution Letter Agreement (the "Shareholder Insurance Policies"). All of the Benefit Plans (other than the items described in the Benefits Side Letter Agreement) are listed on Part B of Schedule 3.9. Each Benefit Plan may be amended or terminated at any time after the Closing Date.

            3.9.(b) None of PFMI, the Company or any Subsidiary maintains or is required to contribute to or has any liability with respect to any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America, which fund or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, payments to be made upon termination of employment, and which plan is not subject to ERISA or the Internal Revenue Code of 1986 (the "Code").

            3.9.(c) No Benefit Plans (other than qualified retirement plans and the items described in the Benefits Side Letter Agreement) provide any benefits or coverage to any employee following retirement or termination of service, except as required under Section 4980B of the Code.

            3.9.(d) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and with ERISA, the Code and all other state, federal and local Laws applicable thereto in all material respects, and no action, suit, proceeding, hearing, investigation with respect to the administration or investment of assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders, threatened.

            3.9.(e) None of the Benefit Plans is or was a multiemployer plan (within the meaning of Section 3(37)(A) of ERISA) or an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. No asset of PFMI, the Company or any Subsidiary is subject to any Lien under ERISA or the Code, and none of PFMI, the Company or any Subsidiary has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation.

            3.9.(f) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a GUST determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

            3.9.(g) Except as disclosed in Schedule 3.9(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee from PFMI, the Company or any of the Subsidiaries (otherwise than pursuant to the health coverage continuation requirements of Code Section 4980B or Part 6 of Title I of ERISA, (B) increase any benefits otherwise payable under any Benefit Plan or (C) result in any acceleration in the time of payment or vesting of any such benefit.

            3.9.(h) Neither the Company, PFMI nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Benefit Plans which could subject any such Benefit Plan (or its related trust) or PFMI or the Company or any Subsidiary, or any officer, director or employee of any of the foregoing, to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

            3.9.(i) None of PFMI, the Company or the Subsidiaries has any liability (potential or otherwise) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

            3.9.(j) With respect to each Benefit Plan, the Company has made available to Buyer true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statements, (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the IRS.

            3.9.(k) With respect to each Benefit Plan (other than with respect to the items described in the Benefits Side Letter Agreement), all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Audited Financial Statements. None of the Benefit Plans has any unfunded liabilities which are not reflected on the Audited Financial Statements.

      3.10  Assets and Facilities.

            The food processing facilities, fixtures, improvements, equipment and other tangible property owned or leased by PFMI, the Company and the Subsidiaries or otherwise used by them in connection with the operation of their respective businesses (the "Facilities and Equipment") are in operating condition and repair (reasonable wear and tear excepted) adequate for the uses to which they are being put. To Shareholders' Knowledge, there are no material structural deficiencies affecting any of the Facilities and Equipment and there are no facts or conditions affecting any of the Facilities and Equipment which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Facilities and Equipment or any portion thereof in the operation of the business of PFMI, the Company or the Subsidiaries. Except as described in Schedule 3.10, PFMI, the Company or Subsidiary (as the case may be) has good and marketable title to the Facilities and Equipment, free and clear of all Liens, except Permitted Liens. The assets and properties (whether real or personal, tangible or intangible) owned or leased by PFMI, the Company or any Subsidiary constitute all of the assets and properties necessary to operate the business of PFMI, the Company and the Subsidiaries as currently conducted.

      3.11  Licenses and Permits.

            The Company and the Subsidiaries hold all of the material licenses, permits, certificates, accreditations, grants of inspection, registrations and other franchises and authorizations of foreign, federal, state and local governmental agencies, including without limitation the United States Food and Drug Administration (the "FDA"), the United States Department of Agriculture (the "USDA") and similar state agencies, required for the conduct of their businesses and are not in default under any such license, permit or franchise, except as set forth in Schedule 3.11(a). Schedule 3.11(b) sets forth a list of all USDA grants of inspection and FDA registrations of PFMI, the Company and the Subsidiaries.

      3.12  Litigation.

            Except as described in Schedule 3.12: (i) there is no action, suit, claim, proceeding or investigation pending against PFMI, the Company or any of the Subsidiaries or affecting the Shares; (ii) to the Knowledge of the Shareholders, no action, suit, claim, proceeding or investigation against PFMI, the Company or any of the Subsidiaries or affecting the Shares is threatened;
(iii) there have been no such actions, suits, proceedings, claims or investigations pending or, to Shareholders' Knowledge, threatened within the last three years against PFMI, the Company or any Subsidiary or affecting the Shares where the costs associated with any such action, suit, proceeding, claim, order or investigation (including settlement payments, judgment awards and legal fees and expenses) exceeded $250,000; and (iv) none of PFMI, the Company or any Subsidiary has any material actions, suits or claims pending against any other Person, in the case of clauses (i), (ii), (iii) and (iv), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of PFMI, the Company, any Subsidiary or the Shares is subject to any outstanding Order directed at PFMI, the Company, any Subsidiary or the Shares (as distinguished from Orders of general applicability).

      3.13  Compliance with Laws.

            3.13.(a) Except as described in Schedule 3.13(a), each of PFMI, the Company and the Subsidiaries comply, and have complied during the three years prior to the date hereof, in all material respects with all Laws, and no written notices have been received by, and no written claims have been filed against, PFMI, the Company or any Subsidiary alleging a violation of any such Laws. Except for orders of the SEC regarding the effectiveness of registration statements for the Company Notes, none of PFMI, the Company and the Subsidiaries, or any of their respective material properties, are subject to any judgment, order, decree, writ, ruling, charge or injunction (collectively, "Orders") issued by any court or governmental or administrative body or agency, including without limitation the FDA, USDA and the United States Federal Trade Commission (the "FTC"), and directed at PFMI, the Company or a Subsidiary (as distinguished from Orders of general applicability).

            3.13.(b) Except as described in Schedule 3.13(b), PFMI, the Company and the Subsidiaries, and their manufacturing facilities and processes and all Foods, packaging, and food contact substances used in or with all Foods, comply, and have complied during the three years prior to the date hereof, in all material respects with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations related to the regulation of Foods, packaging, and food contact substances. Except as described in Schedule 3.13(b), during the three years prior to the date hereof and as of the date hereof, PFMI, the Company and the Subsidiaries have secured a written guarantee from their material third party ingredient and raw material suppliers adequate to assure that the ingredients and/or raw materials purchased from these suppliers complies in all material respects with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations. Except as described in Schedule 3.13(b), during the three years prior to the date hereof and as of the date hereof, PFMI, the Company and the Subsidiaries have conducted investigations, audits, and/or on-going monitoring of third party co-packers, labelers, or distributors of the Food and, based on such activities, PFMI, the Company and the Subsidiaries are not aware of any information to indicate that such third party co-packers, labelers, or distributors have not materially complied with and are not in material compliance with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations that pertain to the Food co-packed, labeled, or distributed by those entities including but not limited to FDA's current Good Manufacturing Practices regulations.

            3.13.(c) PFMI has furnished to Buyer (i) all written USDA Noncompliance Records and inspectional observations, FDA inspectional observations and warning letters, and written notices from the FTC, received by Shareholders, PFMI, the Company or any Subsidiary during the last three (3) years from the USDA, FDA, FTC, or other similar federal agencies or state authorities relating to legal or regulatory non-compliance, (ii) PFMI's and/or the Company's or any Subsidiary's written response to such items identified in clause (i) which have been submitted to such regulatory agency or authority (except for such responses which are immaterial), and (iii) any further written correspondence from such regulatory agency or authority related to the items identified in clause (i).

      3.14  Environmental.

            3.14.(a) Except as set forth on Schedule 3.14(a), no amounts of Hazardous Materials have been spilled, discharged, released, pumped, disposed of or allowed to escape or migrate into (each, a "Release") the environment or on or to any real property (including the soil and subsurface thereof) owned or leased by PFMI, the Company or any of the Subsidiaries in such a manner as to give rise to any material liability under any Environmental Law.

            3.14.(b) Except as set forth on Schedule 3.14(b) PFMI, the Company and the Subsidiaries have obtained and complied, and are in compliance, in all material respects with, all material permits or authorizations required under Environmental Laws to operate their facilities, assets and business; and PFMI, the Company and the Subsidiaries (and their respective predecessors) comply, and have complied in all material respects with all Environmental Laws.

            3.14.(c) Except as set forth on Schedule 3.14(c), no claim or legal or administrative proceeding is pending or, to Shareholders' Knowledge, threatened and, to the Knowledge of the Shareholders, there is no investigation pending or threatened, with respect to (A) the presence or alleged presence of any Release or threatened Release of Hazardous Materials or (B) any material violation or alleged violation of, or any material liability or alleged liability under, any Environmental Laws, in either case relating to (a) any real property currently or formerly owned or leased by PFMI, the Company or any of the Subsidiaries (or any of their respective predecessors) or (b) any of their operations thereon.

            3.14.(d) Except as set forth on Schedule 3.14(d), none of the following exists at any property or facility currently owned or operated by PFMI, the Company or any of the Subsidiaries: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls or ozone-depleting substances; or (4) landfills, surface impoundments, or disposal areas.

            3.14.(e) Except as set forth on Schedule 3.14(e), none of PFMI, the Company or any of the Subsidiaries, or any of their respective predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, marketed, exposed any persons to or released any Hazardous Materials, or owned or operated any property or facility so as to give rise to any material liabilities under any Environmental Laws for fines or penalties, for personal injury, nuisance, property damage or damage to natural resources, or for related costs of environmental investigation or cleanup.

            3.14.(f) Except as set forth on Schedule 3.14(f), none of PFMI, the Company or any of the Subsidiaries have, either expressly or by operation of law, assumed or undertaken any liability of any other Person relating to Environmental Laws, including without limitation any obligation for corrective or remedial action.

            3.14.(g) All written environmental audits, reports and other material environmental documents relating to the past or current properties, facilities or operations of PFMI, the Company, any of the Subsidiaries, or their respective predecessors, which are in their possession or under their reasonable control, have been made available to Buyer.

      3.15  Intellectual Property.


            PFMI, the Company and the Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property set forth on
Schedule 3.15 and own and possess all right, title and interest in and to, or have a license to use pursuant to a written license agreement listed on Schedule 3.17, all other Intellectual Property that is used in the conduct of the businesses of PFMI, the Company and the Subsidiaries as currently conducted (collectively, "Company Intellectual Property"). Schedule 3.15 lists all of the following that are owned by PFMI, the Company or one of the Subsidiaries: (a) patented or registered Intellectual Property and pending patent applications or applications for registrations of other Intellectual Property; and (b) material unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names. Except as described in Schedule 3.15, the Company Intellectual Property is not subject to any Liens, except Permitted Liens. Except as described in
Schedule 3.15, (x) the operation of PFMI's, the Company's and the Subsidiaries' businesses have not, do not and will not, as currently conducted, infringe or misappropriate any Intellectual Property of any other Person, (y) there are no facts that indicate a likelihood of the foregoing, and (z) none of PFMI, the Company or any of the Subsidiaries have received any written notice regarding any of the foregoing (including, without limitation, any offers to license any Intellectual Property from another Person) during the three year period prior to the date hereof. To the Knowledge of the Shareholders, no Person is infringing upon or misappropriating any Company Intellectual Property, except as stated in
Schedule 3.15. Except as set forth in Schedule 3.15, PFMI, the Company and the Subsidiaries have taken commercially reasonable action to maintain and protect all material Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by PFMI, the Company and the Subsidiaries on terms and conditions identical to those under which PFMI, the Company and the Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing. To the Knowledge of the Shareholders, all of the registered or issued Company Intellectual Property and all material unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names listed on Schedule
3.15 is valid and enforceable, and none of the Company Intellectual Property has been misused. Except as stated in Schedule 3.15, no claim by any third party contesting the validity, enforceability, use or ownership of any Company Intellectual Property is pending nor, to the Knowledge of the Shareholders, are there grounds for same.

      3.16  Title to Real and Personal Property; Leasehold Interests.

            3.16.(a) Owned Real Property. Schedule 3.16(a) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) except as set forth in Schedule 3.16(a), PFMI, the Company or Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Schedule 3.16(a), PFMI, the Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. None of PFMI, the Company or any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

            3.16.(b) Leased Real Property. Schedule 3.16(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to Buyer a true and complete copy of each such Lease document. Except as set forth in Schedule 3.16(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the sale of the Shares to Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) PFMI's, the Company's or Subsidiary's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Shareholders' Knowledge, there are no disputes with respect to such Lease; (iv) none of PFMI, the Company or Subsidiary nor any other party to the Lease is in breach or default under such Lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, PFMI, the Company or any Subsidiary;
      (viii) none of PFMI, the Company or Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (ix) none of PFMI, the Company or Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein.

            3.16.(c) Availability of Utility Services. All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of PFMI's, the Company's or Subsidiary's business thereon, as applicable, and all hook-up fees or other similar fees or charges have been paid in full.

            3.16.(d) Condemnation and Litigation. None of PFMI, the Company or any Subsidiary has received written notice of any pending condemnation, expropriation or other proceeding in eminent domain affecting any Real Property or any portion thereof or interest therein. There are no outstanding Orders and none of PFMI, the Company or any Subsidiary has received written notice of any pending claims, litigation, administrative actions or similar proceedings, in either instance relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

      3.17  Material Contracts.

            Except as listed in Schedule 3.17, none of PFMI, the Company or any of its Subsidiaries is a party to, or bound by, any written or legally binding oral: (i) contract, agreement or commitment that (A) has a duration of twelve months or more or (B) requires either party thereto to pay, to the other, $250,000 or more annually; (ii) distribution, marketing, dealer, representative or sales agency agreement, contract or commitment; (iii) lease under which PFMI, the Company or any of the Subsidiaries is the lessor or permits any third party to hold or operate any property, real or personal, owned or controlled by PFMI, the Company or any Subsidiary; (iv) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person or other Indebtedness (except for certain immaterial items which in the aggregate do not exceed One Hundred Thousand Dollars ($100,000)); (v) agreement relating to the ownership of or investments in any Person (including investments in joint ventures and minority equity investments); (vi) agreement under which PFMI, the Company or any Subsidiary is a lessee of or holds or operates any personal property owned by any other Person for which the annual rental exceeds $100,000; (vii) agreement relating to the licensing of Intellectual Property by PFMI, the Company or any Subsidiary to another Person or by any Person to PFMI, the Company or any Subsidiary or any other agreement affecting PFMI's, the Company's or any Subsidiary's ability to use or disclose any Company Intellectual Property (other than licenses of off-the-shelf software for an aggregate purchase price of less than $10,000), and all other agreements affecting PFMI's, the Company's or any Subsidiary's ability to use or disclose any Intellectual Property; (viii) nondisclosure or confidentiality agreement, except for agreements entered into during the past ninety (90) days with other potential bidders in connection with the possible sale of the Shares and other agreements entered into in the ordinary course of business; (ix) contracts with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement; (x) agreements for the employment of any individual on a full time, part-time, consulting, or other basis providing annual compensation in excess of $100,000; (xi) agreement, contract or commitment whereby it has agreed to indemnify any other Person, except for contracts with its customers entered into in the ordinary course of business; or (xii) agreement, contract or commitment limiting or restraining PFMI, the Company, a Subsidiary, an Affiliate of any of them or an employee (other than noncompetition agreements between an employee and the Company) of any of them or any of their businesses or successors from engaging or competing in any manner or in any business. With respect to each agreement required to be listed in Schedule 3.17, (a) none of PFMI, the Company or the Subsidiaries are in breach or default in any material respect (nor, to the Knowledge of the Shareholders, is any counterparty thereto in material breach or default of such agreement or has any event occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration under the agreement) under any such agreement; (b) PFMI, the Company and the Subsidiaries have performed in all material respects all of their respective obligations required to be performed by them to date under all such agreements, (c) the agreement is legal, valid, binding, enforceable, and in full force and effect, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors' rights generally, and by general equitable principles; (d) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement, provided that any consents necessary to undertake such transactions are obtained prior thereto, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting creditors' rights generally, and by general equitable principles; and (e) to Shareholders' Knowledge, no other party has repudiated any provision of the agreement.

      3.18  Insurance.

            Copies of all insurance policies covering PFMI, the Company and the Subsidiaries and their owned and leased properties and employees have been made available to Buyer. Schedule 3.18 identifies each such insurance policy. All premiums due prior to the date hereof under such policies have been paid, there are no retroactive premiums with respect to such policies and no written notice of cancellation or termination has been received by PFMI, the Company or its Subsidiaries with respect to such insurance policies. PFMI, the Company and the Subsidiaries have complied in all material respects with the provisions of such policies, the policies are in full force and effect and shall be in full force and effect as of the Closing and none of PFMI, the Company or any of the Subsidiaries has received any written notice of cancellation or non-renewal thereof. Except as set forth on Schedule 3.18, none of PFMI, the Company or any of its Subsidiaries have any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company and its Subsidiaries as of November 29, 2003 are adequate (and the reserves to be set forth on the Closing Balance Sheet will be adequate) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs. None of the rights under PFMI's, the Company's and its Subsidiaries' insurance policies for pre-Closing occurrences will be affected by the transactions contemplated by this Agreement.

      3.19  Product Liability.

Except as described in Schedule 3.19, no claims related to the manufacture, sale or supply of the Company's or any Subsidiary's products (other than workman's compensation or claims by federal or state regulatory agencies arising in connection with environmental matters) are pending or, to the Knowledge of the Shareholders, threatened against the Company or any of the Subsidiaries, and except for claims arising in the ordinary course of business which have not, individually or in the aggregate, resulted in any material liability, there have been no such claims within the past three (3) years. Except as described in
Schedule 3.19, there have been no recalls of products manufactured and/or distributed by the Company for any reason within the three (3) years prior to the date hereof. The Company maintains customer complaint files, records of any potential defects in any Food, and records of investigations and other steps taken in response to complaints and/or information relating to potential defects.

      3.20  Affiliate Transactions.

            Except as set forth on Schedule 3.20, no officer, director, shareholder or Affiliate of PFMI, the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is currently a party to any contract or agreement with PFMI, the Company or any of its Subsidiaries or has any interest in any property, asset or right used by PFMI, the Company or any of its Subsidiaries or necessary for their respective businesses. Schedule 3.20 describes all intercompany or affiliated services currently provided to or on behalf of PFMI, the Company or any Subsidiary by Shareholders or their Affiliates and to or on behalf of Shareholders and such Affiliates by PFMI, the Company or any Subsidiary and all intercompany transactions or agreements among PFMI, the Company or any Subsidiary and Shareholders or their Affiliates.

      3.21  Customers.

            Schedule 3.21 lists the Company's top twenty (20) customers based on gross sales during the trailing twelve month period ended March 6, 2004. Except as set forth on Schedule 3.21, no customer required to be identified on Schedule
3.21 has notified any Shareholder or, to Shareholders' Knowledge, notified any officer or managerial level employee of PFMI, the Company or any of its Subsidiaries in writing that it intends to reduce its volume of goods or services ordered during the twelve (12) month period ending March 6, 2005 by more than ten percent (10%) from purchases made during the twelve (12) month period ended March 6, 2004.

No such customer has terminated, or has notified any Shareholder, PFMI, the Company or any of its Subsidiaries that it intends to terminate its business relationship with the Company or such Subsidiary.

      3.22  Suppliers.

            Schedule 3.22 lists the Company's top twenty (20) suppliers based on gross purchases during the trailing twelve month period ended March 6, 2004. Except as set forth on Schedule 3.22, there are no suppliers of products or services to PFMI, the Company or any Subsidiary that are material to their respective businesses with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. No supplier listed on Schedule 3.22 has notified any Shareholder or, to Shareholders' Knowledge, notified any officer or managerial level employee of PFMI, the Company or any of its Subsidiaries in writing that it intends to terminate its business relationship with the Company or such Subsidiary and the Shareholders do not have Knowledge of any material dispute with any material supplier of products or services to the Company or its Subsidiaries.

      3.23  Bank Accounts.

            Schedule 3.23 lists all of the bank accounts, safe deposit boxes and lock boxes used by PFMI, the Company and the Subsidiaries (designating each authorized signatory). None of PFMI, the Company or any Subsidiary has granted a power of attorney to any Person which has not been terminated.

      3.24  Brokerage.

            Except as set forth on Schedule 3.24, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of PFMI, the Company or any Subsidiary.

      3.25  Limitation of Representations and Warranties.

            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 3, IN THE SCHEDULES AND IN THE CERTIFICATES AND OTHER INSTRUMENTS DELIVERED IN CONNECTION HEREWITH, THE SHAREHOLDERS MAKE NO REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY OTHER PERSON CONCERNING PFMI, THE SHAREHOLDERS, THE SHARES OR THE BUSINESS, ASSETS OR LIABILITIES OF THE COMPANY OR THE SUBSIDIARIES.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

            As a material inducement to Shareholders to enter into this Agreement, Buyer makes the following representations and warranties to the Shareholders.

      4.1   Organization and Power.

            4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

            4.1.(b) Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

      4.2   Authority.

            The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Buyer. No other action or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes and, when executed and delivered, the Ancillary Agreements to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as may be limited by Laws affecting creditors' rights generally and by general equitable principles.

      4.3   No Brokers or Finders.

            Neither Buyer nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

      4.4   Compliance.

            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Articles 6 and 7 hereof, will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the charter or bylaws of Buyer, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which the Buyer or any of its subsidiaries or Affiliates is bound, or by which any of its or their properties or assets may be bound; or (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.

      4.5   Litigation.

            There are no actions, suits, proceedings or investigations pending or threatened against Buyer that question the validity of this Agreement or of any action taken or to be taken in connection herewith by Buyer or the consummation of the transactions contemplated herein by Buyer.

      4.6   Approvals.

            Except for filings and approvals under the HSR Act, all consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.

      4.7   Financing.

            Buyer has received, accepted and agreed to a commitment letter from Bank of America Securities, LLC and Wachovia Securities (the "Debt Financing Commitment Letter"), committing such entities to provide debt financing for the transactions contemplated by this Agreement to Buyer in an aggregate amount of $275,000,000, subject to the terms and conditions set forth therein (such debt financing, the "Debt Financing"). A true and complete copy of the executed Debt Financing Commitment Letter is attached hereto as Exhibit D, and a copy of an executed equity commitment letter from Madison Dearborn Capital Partners IV, L.P. is attached hereto as Exhibit F. If the Debt Financing is obtained on substantially the same terms as described in the term sheets attached to the Debt Financing Commitment Letter, then the Buyer will have, as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and the amounts set forth in Section
2.3. As of the date hereof, Buyer does not have knowledge of any conditions set forth in the Debt Financing Commitment Letter or the term sheets attached thereto which will not be able to be satisfied.

      4.8   Investment Intent.

            The Shares are being acquired by Buyer for investment and not with a view to resale.

      4.9   No Knowledge of Breach.

            Buyer has no knowledge of any breach by the Shareholders of any representation, warranty or covenant made in this Agreement based upon information contained in any written report or memorandum prepared by any of Buyer's attorneys, accountants or consultants and delivered to Buyer or in any written report or memorandum prepared internally by Madison Dearborn Capital Partners or any of its principals or associates. In addition, Buyer has no knowledge of a breach of the representation in the first sentence of Section 3.7 based upon the disclosures set forth in Schedule 3.7.

      4.10  No Reliance.

            In connection with its decision to purchase the Shares, Buyer, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that: (a) Buyer is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of purchasing the Shares and consummating the transactions contemplated hereby; (b) Buyer is not relying upon any forward-looking projections, forecasts, budgets, financial data or other forward-looking information (written or oral) with respect to the Shares or the business or prospects of the Company prepared by or furnished to Buyer by or on behalf of any Shareholder, PFMI, the Company or any Subsidiary ("Forward-Looking Data"); (c) Buyer recognizes that significant uncertainties are inherent in Forward-Looking Data and that the Shareholders have not made any representations or warranties, express or implied, relating to any Forward-Looking Data; and (d) Buyer assumes full and exclusive responsibility for evaluating the adequacy and accuracy of any Forward-Looking Data.

      4.11  Access to Information.

            Buyer has had an opportunity to discuss, with the management of PFMI, the Company and the Subsidiaries, the management and financial affairs of PFMI, the Company and the Subsidiaries and to review in detail the records of the business and operations of PFMI, the Company and the Subsidiaries provided to Buyer. Buyer has had an opportunity to ask questions and receive answers from PFMI and the Company regarding the Company, PFMI and the Subsidiaries.

5.    COVENANTS

      5.1   HSR Act Filings.

            To the extent such filings have not been completed prior to the execution of this Agreement, each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by such party under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and shall furnish to the other parties all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by such other parties. Before initiating any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, each party agrees to consult with the other parties hereto. Buyer shall be responsible for the payment of all filing or other fees applicable to the Notification and Report Form filed pursuant to the HSR Act.

      5.2   Access to Information and Records.

            During the period prior to the Closing, PFMI shall, and shall cause the Company and the Subsidiaries to, give Buyer, its counsel, accountants and other representatives, as well as counsel and representatives of Buyer's lenders, access during regular business hours to business, financial, legal, regulatory, tax, compensation and other data and information concerning PFMI, the Company and its Subsidiaries and to the Company's and its Subsidiaries' directors, officers, employees, agents, representatives, customers and suppliers for the purposes of such meetings and communications as Buyer reasonably desires; provided that such access does not interfere with the conduct of the business of PFMI, the Company and the Subsidiaries and provided further that Buyer coordinates such access with the Company's Chief Financial Officer and that Buyer shall not contact customers or vendors of the Company or any Subsidiary without the prior consent of the Shareholders' Agent, which consent shall not be withheld or delayed without good reason.

      5.3   Conduct of Business Pending the Closing.

            From the date hereof until the Closing, except as otherwise approved in writing by Buyer, PFMI and the Shareholders covenant as follows, and the Shareholders shall cause each of the following to occur:

            5.3.(a) Ordinary Course of Business. PFMI, the Company and the Subsidiaries will carry on their business in the ordinary course consistent with past practices and will not make or institute any material changes in their methods of purchase, sale, management, accounting or operation, including (i) collecting accounts receivable, paying accounts payable and managing inventory in the ordinary course of business consistent with past practice, (ii) maintaining its respective books, accounts and records in accordance with past custom and practice as used in the preparation of the Audited Financial Statements; provided, that PFMI is currently in the process of adopting GAAP standards for the preparation of its financial statements, (iii) maintaining in full force and effect the existence of, and use commercially reasonable efforts to protect, all material Intellectual Property of PFMI, the Company and the Subsidiaries, and (iv) complying in all material respects with all requirements of law and all contractual obligations applicable to PFMI, the Company and the Subsidiaries and paying all applicable Taxes as and when such become due and payable.

            5.3.(b) Maintain Organization. PFMI, the Company and the Subsidiaries will take such action as may be necessary to maintain, preserve and renew their existence, rights and franchises and will use commercially reasonable efforts to preserve their respective business organizations intact, to keep available their present officers and employees and to preserve their present business relationships with suppliers, customers and others.

            5.3.(c) Maintenance of Insurance. PFMI, the Company and the Subsidiaries shall maintain all of the insurance coverage in effect as of the date hereof with respect to the business and properties of PFMI, the Company and the Subsidiaries.

            5.3.(d) Maintenance of Property. PFMI, the Company and the Subsidiaries shall use, operate, maintain and repair all of their respective material personal property in sufficient operating condition and repair (ordinary wear and tear excepted), maintain inventory, supplies and spare parts at customary operating levels consistent with past practices, replace in accordance with past practice any inoperable, worn out or obsolete material assets with assets of comparable quality and, in the event of a casualty, loss or damage to any of the material assets of PFMI, the Company or the Subsidiaries prior to the Closing Date, either repair or replace such assets with substantially similar assets.

            5.3.(e) Maintenance of Real Property. PFMI, the Company or Subsidiary (as the case may be) shall maintain the Real Property, including all of the Facilities and Equipment, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Facilities and Equipment, or erect new material improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

            5.3.(f) Taxes. The Acquired Group shall take all actions necessary to comply with all applicable Tax laws, including filing all material Tax Returns on or before the date on which such Returns are due (including permitted extensions), and paying all Taxes due and owing on or before the date on which such Taxes are due to the relevant Taxing Authority. Without the prior written consent of Buyer, the Acquired Group shall not make or change any election, change an annual accounting period, adopt or change any accounting method (other than the adoption of GAAP standards for the preparation of PFMI's financial statements), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Acquired Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Group, or take any other similar action relating to the filing of any material Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Acquired Group for any period ending after the Closing Date or decreasing any Tax attribute of the Acquired Group existing on the Closing Date.

            5.3.(g) Title Insurance and Surveys. The Company shall use its commercially reasonable efforts to assist Buyer in obtaining title commitments, title policies and surveys in connection with Buyer's financing, including without limitation, executing such affidavits and undertakings as may be necessary to issue the title policies and all endorsements thereto requested by Buyer or its lender (including, extended coverage, creditor's rights endorsement, and a non-imputation endorsement), and removing from title any liens or encumbrances which are not Permitted Liens.

      5.4   Negative Covenants.

            Except as otherwise expressly provided herein or as expressly consented to in writing by Buyer, prior to the Closing Date, none of PFMI, the Company or any Subsidiary shall, and the Shareholders shall not permit PFMI, the Company or any Subsidiary to:

            5.4.(a) (1) adopt, enter into or materially amend any Benefit Plan, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, employee or consultant, (2) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or consultant or (other than in the ordinary course of business and consistent with past practice) salaried employee or (3) pay any material benefit not required by any Benefit Plan or other plan or agreement;

            5.4.(b) sell, lease, license or otherwise dispose of any interest in any of the material assets of PFMI, the Company or any Subsidiary, other than sales of inventory in the ordinary course of business consistent with past practice or as otherwise expressly permitted pursuant to this Agreement, or permit, allow or suffer any of the material assets of PFMI, the Company or any Subsidiary to be subjected to any Lien, other than any Lien which exists as of the date of this Agreement (all of which shall be released, satisfied or otherwise discharged as of the Closing Date, other than the Permitted Liens);

            5.4.(c) except with respect to capital expenditures in connection with the retrofit of Line 7 at the Company's manufacturing facility in Cincinnati, Ohio which capital expenditures shall not exceed $1,700,000, make capital expenditures in excess of $500,000 in the aggregate for any single item or project;

            5.4.(d) do or omit to take any action, or permit any omission to act, that would cause a material breach or default under, or the termination, modification or amendment of, any contract or agreement listed on Schedule 3.17 or any government license, permit or other authorization;

            5.4.(e) amend their charters or bylaws;

            5.4.(f) sell, assign or otherwise transfer or attempt to sell, assign or otherwise transfer any of the Shares or any other capital stock or equity securities, except to Buyer pursuant hereto; and PFMI shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such sale, assignment or transfer to occur upon its books;

            5.4.(g) enter into any new, or amend any existing, material contracts, agreements or commitments, including purchases of raw materials or supplies and sale of goods or services (real, personal, or mixed, tangible or intangible), except contracts, commitments, purchases or sales that are in the ordinary course of business and consistent with past practice;

            5.4.(h) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of $250,000 annually;

            5.4.(i)     take or omit to take any action which would be
      reasonably anticipated to have a Material Adverse Effect;

            5.4.(j) except as set forth on Schedule 5.4(j), enter into any transaction with or distribute any assets or property to any of its officers, directors, partners, stockholders or Affiliates; or

            5.4.(k)     authorize or enter into an agreement to take any
      actions prohibited by this Section 5.4.

      5.5   Consents.

            Each of the Shareholders will use their commercially reasonable efforts prior to Closing to obtain or to cause PFMI, the Company and the Subsidiaries to obtain, all third-party and governmental consents necessary for consummation of the transactions contemplated hereby.

      5.6   Satisfaction of Conditions Precedent.

            5.6.(a) By All Parties. Each of the Shareholders and Buyer shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to each other party's obligations to consummate the transactions contemplated by this Agreement.

            5.6.(b) By the Shareholders' Agent. The Shareholders' Agent shall
      (i) use his commercially reasonable efforts to cause all conditions precedent to the Shareholders' obligations hereunder to be satisfied to the extent satisfaction of such conditions is within their control and
      (ii) not take any action or omit to take any action within his reasonable control to the extent that such action or omission might result in the breach of any term or condition of this Agreement or in any representation or warranty by the Shareholders in this Agreement being incorrect as of the Closing Date.

            5.6.(c) By Buyer. Without limiting the generality of Section 5.6(a), in the event Buyer is unable to secure the Debt Financing from the lenders issuing the Debt Financing Commitment Letter, Buyer shall use commercially reasonable efforts to secure alternative sources of financing, provided that such financing is available on substantially similar terms as set forth in the Debt Financing Commitment Letter.

            5.6.(d) Antitrust Requirements. The parties shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any antitrust authority with respect to the transactions contemplated hereby; provided, however, that, notwithstanding any other provision of this Agreement, neither the Company nor any of its Affiliates shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company or any such Affiliate or that the Company or such Affiliate considers inconsistent with its business plans.

      5.7   Employees.

            Benefits; Crediting of Service. Buyer shall provide, or cause the Company and the Subsidiaries to provide, for at least twelve months after the Closing Date, to all employees of the Company and the Subsidiaries in connection with their service as employees of Buyer, the Company or a Subsidiary after the Closing, employee benefits that are on the whole substantially similar to those provided to the employees immediately prior to the Closing Date, including, without limitation, group health plan benefits comparable to the group health plan benefits available to the employees immediately prior to the Closing Date. Buyer shall grant and shall continue to credit, or cause the Company and the Subsidiaries to credit, and continue to credit, to all employees under all of its employee benefit plans in which employees are or will be eligible to participate, all service with the Company and the Subsidiaries credited to them and to be credited to them in respect of employee benefits for all purposes under such plans.

         5.8      Books, Records and Information.

                  5.8.(a) Inspection of Documents. The Buyer agrees that all documents delivered to the Buyer by or for the Shareholders' Agent pursuant to this Agreement and all documents of Company and the Subsidiaries shall after the Closing be open for inspection by Shareholders' Agent after prior written notice at any time during regular business hours for reasonable and necessary purposes related to the preparation of tax returns or financial reports until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 5.8(b) hereof and that the Shareholders' Agent may during such period at its expense make such copies thereof as it reasonably requests; provided that such documents and information shall remain subject to the confidentiality provisions of Section 5.16 hereof.

                  5.8.(b) Destruction of Documents. Without limiting the generality of Section 5.8(a) hereof, for the period ending beginning on the Closing Date and ending on the sixth anniversary of the Closing Date, neither the Buyer nor the Shareholders' Agent shall destroy or give up possession of any item referred to in Section 5.8(a) hereof without first offering in writing to the other (or, in the case of the Company or a Subsidiary, to the Shareholders' Agent), the opportunity for a period of not less than 15 business days after the date such written offer is delivered, at the other's (or the Shareholders' Agent's) expense (but without any other payment), to obtain any such items. Thereafter, each party shall be free to dispose of any such items as such party deems fit.

                  5.8.(c) Access to Employees. For a period of three years following the Closing, the Buyer shall use reasonable efforts to afford the Shareholders' Agent access, upon reasonable advance notice and during normal business hours, to employees of the Company as the Shareholders' Agent may reasonably request for proper corporate purposes, including, without limitation, the defense of legal proceedings and the preparation of corporate Tax Returns; provided that such access does not unreasonably interfere with the operation of the business, in which case Buyer and Shareholders' Agent shall agree on an alternative time which does not cause such interference. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by the Buyer in connection with this Section 5.8(c) shall be paid or promptly reimbursed by the Shareholders; such reimbursement shall include the cost on a pro rata basis of the salary or wages and benefits of the employee involved to the extent the time involved for any particular employee is in excess of five business days per calendar year.

         5.9      Obligation to Update.

                  The Shareholders shall have an obligation to notify Buyer in writing after the date hereof and prior to Closing (the "Update Period") with respect to any matter discovered during the Update Period which would have been required to be set forth or described in the Schedules. The Shareholders' Agent shall have the right to amend the Schedules with respect to any such matter by addition, deletion or revision at any time up to five days prior to the Closing; provided, however, such updates, amendments or modifications shall only modify the Schedules for purposes of determining whether there has been a breach of a representation and warranty contained herein for which Buyer may seek post-Closing indemnification pursuant to Section 8.1 hereof and shall not modify the Schedules to this Agreement for purposes of determining whether Buyer's obligations to consummate the transactions contemplated hereby are satisfied pursuant to Article 6.

         5.10     Indemnification and Insurance.

                  5.10.(a) Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors or officers of the Company (the "Directors and Officers") as provided in its charter or bylaws, in each case as in effect at the date hereof, shall survive the Closing and shall continue in full force and effect in accordance with their terms without amendment thereof. For three years after the Closing Date, Buyer shall exculpate and indemnify the Directors and Officers to the same extent as such Indemnified Parties are entitled to exculpation and indemnification pursuant to the immediately preceding sentence.

                  5.10.(b) For two years after the Closing Date, Buyer shall maintain in full force and effect the Company's current (or, in substitution therefor, reasonably equivalent) directors' and officers' liability insurance (to the extent such insurance is available at premium rates not to exceed 150% of the premium rate which the Company is paying on the date hereof) covering those persons who are covered by the Company's directors' and officers' liability insurance policy at the date hereof; provided that if such insurance is only available at rates which exceed 150% of the rate which the Company is paying on the date hereof, Shareholders may, at their option, agree to pay any additional premium amounts over such amount to cause the Company to maintain such insurance.

         5.11     Other Agreement.

                  Immediately prior to Closing, the Company shall make all asset distributions contemplated by that certain letter agreement, dated and executed as of the date hereof, among the Company, PFMI, David R. Clark and James C. Richardson, Jr. (the "Asset Distribution Letter Agreement"), a copy of which is attached hereto as Exhibit K.

         5.12     Tax Matters.

                  To the extent any amount due and owing under (i) the Grigg Fee, (ii) the Executive Bonus Payments, (iii) the Asset Distribution Letter Agreement, or (iv) any other payment may be deemed an "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law), prior to the Closing the Acquired Group shall hold a shareholder vote in compliance with the shareholder approval requirements of Code Section 280G(b)(5)(B) and Treasury Regulation Section 1.280G-1 Q & A 7 with respect to such amount.

         5.13     Exclusivity.

                  5.13.(a) Each of the Shareholders, PFMI, the Company and the Subsidiaries agrees that, commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the "Exclusivity Period"), Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement.

                  5.13.(b) Without limiting the generality of the foregoing, each of the Shareholders, PFMI, the Company and the Subsidiaries agrees that, unless this Agreement is terminated by its terms, none of PFMI, the Company, any Subsidiary or any Shareholder shall (and none of PFMI, the Company, any Subsidiary or any Shareholder shall cause or permit any Affiliate, agent or representative or any other Person acting on their behalf to), directly or indirectly, through any officer, director, shareholder, partner, Affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise, (a) solicit, initiate or encourage the submission of any proposal or offer (an "Acquisition Proposal") from any Person (including any of its officers, directors, partners, shareholders, Affiliates, employees, agents and other representatives) relating to any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of all or any portion of the capital stock of, or any material asset of (other than sales of inventory in the ordinary course of business), or all or substantially all of the assets of, or any capital stock or other equity security of, any of PFMI, the Company or any of its Subsidiaries or any other similar transactions or business combination involving any of PFMI, the Company or any of its Subsidiaries (other than the transactions contemplated by the Asset Distribution Letter Agreement), or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

                  5.13.(c) Each of the Shareholders, PFMI, the Company and the Subsidiaries represents that it has suspended (and has caused its officers, directors, shareholders, partners, Affiliates, employees, agents, investment bankers, attorneys, accountants or other representatives to suspend), and shall cease for the duration of the Exclusivity Period, all contacts, discussions and negotiations with third parties (other than Buyer and its Affiliates, agents and representatives) regarding any Acquisition Proposal. Each of the Shareholders, PFMI, the Company and the Subsidiaries shall promptly notify Buyer if any such Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (including any Person with whom any Shareholder, PFMI or the Company or any Subsidiary has already had such discussions), is made and shall provide reasonable detail regarding the nature of such proposal, inquiry or contact and such Shareholder's, PFMI's or the Company's or any Subsidiaries' response thereto.

         5.14     Non-Competition.

                  In consideration of the mutual covenants provided for herein to Shareholders at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Compete Period"), each of the Shareholders shall not, directly or indirectly through such Shareholder's Affiliates or otherwise, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in any business involved in producing and distributing packaged, fully cooked food products to the foodservice, home meal replacement and retail markets (the "Competitive Business") in any geographic area in which PFMI, the Company or such Subsidiary conducts the Competitive Business or has current written plans to conduct the Competitive Business as of the Closing Date; provided that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business; provided further, that neither James C. Richardson, Jr.'s ownership and management of Hoggs, LLC (ham curing) nor James C. Richardson, Jr.'s and James M. Templeton's ownership and management of restaurants shall be deemed a Competitive Business. Each Shareholder expressly acknowledges and agrees that each and every restriction imposed by this Section 5.14 is reasonable with respect to subject matter, time period and geographical area. If, at the time of enforcement of this Section 5.14 or Section 5.15 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         5.15     Non-Solicitation.

                  Each Shareholder agrees that, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, such Shareholder shall not, directly or indirectly through its Affiliates or otherwise (i) hire or solicit for hire any current employee of PFMI, the Company or its Subsidiaries, or any Person that was an employee of PFMI, the Company or any of its Subsidiaries at any time within six (6) months prior to the Closing Date, (ii) induce or attempt to induce any such employee or former employee to leave the employ of PFMI, the Company or its Subsidiaries or Affiliates, or
(iii) in any way interfere with the relationship between PFMI, the Company and any of its subsidiaries or Affiliates and any such employee or former employee; provided that, the provisions of this first sentence shall not apply with respect to the hiring of the North Carolina Employees, or the hiring of Pamela
M. Witters ("Witters") upon the expiration of the term of employment under the employment agreement to be entered into by and between the Company and Witters on the Closing Date. Each Shareholder further agrees that, during the Non-Compete Period, such Shareholder shall not, directly or indirectly through its Affiliates or otherwise, in any manner take or cause to be taken any action which is designed or intended, or would be reasonably anticipated to have the effect of discouraging customers, suppliers, referral sources, governmental agencies, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with PFMI, the Company and its Subsidiaries after the Closing Date as were maintained with PFMI, the Company and its Subsidiaries prior to the Closing Date (including, without limitation, making any negative or disparaging statements or communications regarding Buyer, PFMI, the Company or any Subsidiary).

         5.16     Confidentiality.

                  After the Closing, each Shareholder agrees not to disclose or use at any time any Confidential Information. In the event Shareholders are required by law to disclose any Confidential Information, Shareholders shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Shareholders shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law; provided that Buyer shall reimburse Shareholders for any out-of-pocket expenses incurred by Shareholders in cooperating with Buyer hereunder.

         5.17     Offering Materials.

                  5.17.(a) During the period commencing on the date hereof and ending on the Closing Date, the Shareholders' Agent shall provide Buyer and its representatives with monthly financial statements for PFMI, the Company and its Subsidiaries.

                  5.17.(b) PFMI shall provide, and shall cause the Company and its Subsidiaries to provide, all reasonable cooperation and assistance in connection with the arrangement of the Debt Financing, including facilitating customary due diligence, participation in meetings and providing certificates, documents and financial reports as may be reasonably requested by Buyer.

                  5.17.(c) PFMI shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with and assist, and shall use commercially reasonable efforts to cause the independent accountants for the Company and its Subsidiaries, to cooperate and assist, Buyer in preparing such information packages and offering materials as the parties to the Debt Financing Commitment Letter may reasonably request (collectively, the "Offering Materials") for use in connection with the offering and/or syndications of debt securities, loan participations and other matters contemplated by the Debt Financing Commitment Letter (the "Offerings"), including, without limitation, (i) making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors, participating in "road shows" in connection with any such Offerings and participating in meetings with rating agencies and causing the present and former independent accountants for PFMI, the Company and its Subsidiaries to participate in drafting sessions related to the preparation of the Offering Materials and making work papers available to Buyer, the underwriters and their respective representatives; provided that, Buyer shall reimburse the Company for all out-of-pocket travel expenses of its senior management and the reasonable fees and expenses of attorneys and financial advisors to the Company in connection with participation in such "road shows" and other meetings or otherwise incurred in connection with the Offerings; (ii) delivering "comfort letters" in customary form in connection with any Offering;
         (iii) delivering consents to the inclusion of financial statements required in connection with any Offering registered under the Securities Act; and (iv) providing such information and assistance as the parties to such Debt Financing Commitment Letter may reasonably request in connection therewith.

         5.18     Delivery of Financial Statements by Buyer.

                  In connection with determining the eligibility of the Shareholders for any Earn-Out Warrants, Buyer shall deliver to Shareholders Agent copies of the Company's audited financial statements for the fiscal years ended March 5, 2005 and March 4, 2006, respectively, promptly following receipt thereof from the Company's independent accountants; provided, however, in the event the Company has not (i) entered into a binding agreement with Burger King Corporation and/or one of its authorized purchasing cooperatives with a duration of not less than one (1) year prior to March 5, 2005 or (ii) sold at least ten million pounds of meat product to Burger King Corporation and/or one of its authorized purchasing cooperatives during the period beginning on the Closing Date and ending March 5, 2005, Buyer shall not be required to deliver to Shareholders' Agent copies of the Company's audited financial statements for the fiscal year ended March 4, 2006. In addition, in connection with determining whether the Cash Increase becomes payable, Buyer shall deliver to Shareholders' Agent copies of the Company's unaudited financial statements for each of the fiscal quarters for the fiscal year ended March 5, 2005 promptly following the completion thereof by the Company. In the event that the accounting standards used in the preparation of the annual audited financial statements and the quarterly unaudited financial statements being delivered to Shareholders' Agent pursuant to this Section 5.18 differ from those used in the preparation of the Company's audited financial statements for the fiscal year ended March 6, 2004 being delivered to Buyer under Section 6.12 herein, Buyer shall provide Shareholders' Agent with a supplement identifying any such change in accounting standards. Shareholders' Agent agrees that the financial statements being delivered pursuant to this Section 5.18 shall constitute Confidential Information and shall therefore be subject to the confidentiality provisions of Section 5.16.

6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction as of the Closing of each of the following conditions:

         6.1      Representations and Warranties True on the Closing Date.

                  Each of the representations and warranties made by the Shareholders in this Agreement and the Tax Sharing Agreement which are not qualified as to materiality shall be true and correct in all material respects and each of the representations and warranties of the Shareholders which are qualified as to materiality shall be true and correct in all respects, in each case when made and at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Buyer.

         6.2      Compliance With Agreement.

                  The Shareholders shall have in all material respects performed and complied with all of their covenants, agreements and obligations under this Agreement and the Tax Sharing Agreement that are to be performed or complied with by them prior to or on the Closing Date.

         6.3      No Litigation.

                  No suit, action or other proceeding, or other Order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency in which it is sought to obtain damages or other relief (including recission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits Buyer's ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

         6.4      Third Party Consents and Approvals.

                  All approvals, consents, licenses and waivers from third-parties that are required to effect the transactions contemplated hereby (including any consents required under any Lease), that are required for the transfer of the Shares to Buyer or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any contract which is listed on Schedule
6.4 attached hereto and prepared by Buyer shall have been received, all on terms reasonably satisfactory to Buyer and originals or copies of executed counterparts thereof shall have been made available for inspection by Buyer prior to the Closing ("Third Party Approvals").

         6.5      Governmental Approvals.

                  All governmental filings, authorizations and approvals that are required for the transfer of the Shares to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Buyer, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated. ("Governmental Approvals").

         6.6      Material Adverse Effect.

                  From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

         6.7      Certain Payoffs.

                  Shareholders shall have delivered to Buyer (i) payoff letters with respect to all Indebtedness covered by clauses (i) and (ii) of the definition of Indebtedness in Section 11.14 hereof which is outstanding as of the Closing, including all indebtedness secured by the Owned Real Property, and releases of any and all Liens securing such Indebtedness and Liens listed on
Schedule 6.7 shall have been obtained, all on terms reasonably satisfactory to Buyer and (ii) payoff letters covering all Shareholder Transaction Expenses, in form and substance reasonably satisfactory to Buyer (collectively, "Payoff Letters").

         6.8      Opinion of Counsel.

                  Buyer shall have received an opinion, dated the Closing Date, of Foley & Lardner LLP, counsel to the Company and the Shareholders, in the form of Exhibit G hereto, and on which Buyer's lenders in connection with the financing of the transactions contemplated by this Agreement shall be entitled to rely.

         6.9      Affiliated Transactions; Shareholders Agreement.

                  The transactions, agreements and arrangements set forth in
Schedule 3.20, the Existing Executive Agreements and the Shareholders Agreement, shall each have been terminated prior to the Closing, on terms and conditions reasonably satisfactory to Buyer.

         6.10     FIRPTA.

                  Each Shareholder shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form or substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Person is not a "foreign person" as defined in Code Section 1445 so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit").

         6.11     Financing.

                  Buyer and its subsidiaries shall have received the necessary financing in order to consummate the transactions contemplated by this Agreement on terms and conditions substantially similar to those set forth in the term sheets attached to the Debt Financing Commitment Letter.

         6.12     Audited Financial Statements.

                  Buyer shall have received (i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended March 6, 2004 and (ii) the audited consolidated financial statements of PFMI for its fiscal years ended March 2, 2002, March 1, 2003 and March 6, 2004 (collectively, the statements in clauses (i) and (ii) shall be referred to herein as the "Recent Audited Financial Statements"), and shall have been given access to the audit work papers (and the Company's outside accountants) related to the Recent Audited Financial Statements, and such Recent Audited Financial Statements shall be in form and substance reasonably satisfactory to Buyer; provided that this condition shall be deemed satisfied and shall terminate at the close of business on the sixth business day following Buyer's receipt of such audited financial statements and access to work papers and accountants unless Buyer provides written notice to the Shareholders' Agent of the failure of this condition prior to such time; provided further that this condition shall be deemed satisfied if the Recent Audited Financial Statements do not deviate materially from the Company Unaudited Financial Statements in the case of the financial statements delivered pursuant to clause (i) (other than with respect to an increase in income taxes payable in an amount not to exceed $800,000, an increase in the provision for income taxes in an amount not to exceed $800,000 and a decrease in the amount of stockholder's equity in an amount not to exceed $4 million), and do not deviate materially from the PFMI Unaudited Financial Statements in the case of the financial statements delivered pursuant to clause
(ii) (other than with respect to deviations arising from the conversion of financial statements prepared on a cash basis to financial statements prepared in accordance with GAAP and adjustments related to the preparation of the consolidated tax provision for the fiscal year ended March 6, 2004).

         6.13     280G Payments.

                  There shall have been no payments that PFMI, the Company or any Subsidiary, Buyer or any of their Affiliates has made or is or may be required to make as a result of the transactions contemplated hereby that was, is, or will be an "excess parachute payment" within the meaning of Code Section 280G.

         6.14     Tender Offer.

                  Buyer or a wholly-owned subsidiary of Buyer shall have received affirmative tenders and acceptances of payments for not less than a majority of the aggregate principal amount of each issue of the outstanding Company Notes pursuant to its tender offer for the outstanding Company Notes and in connection therewith shall have received all necessary consents from such majority to amend the terms and conditions of each indenture governing the Company Notes to permit the financing contemplated under the Commitment Letters and the sale of the Shares to Buyer. If the foregoing is not achieved, Buyer shall use commercially reasonable efforts to find an alternate means by which to satisfy the obligation of the Company under the Company Notes, including but not limited to obtaining a bridge loan or assuming the Company Notes; provided that such alternative means are available on terms and conditions consistent with the terms set forth in the Debt Financing Commitment Letter.

         6.15     Earn-Out Warrants.

                  The Earn-Out Warrants, the form of which is attached hereto as Exhibit C, shall have been executed by the Shareholders and delivered to Buyer at Closing.

         6.16     Closing Deliveries.

                  Buyer shall have received from the Shareholders and the Shareholders' Agent all of the instruments, documents and considerations described in Section 9.1; the form and substance of all such deliveries shall be reasonably satisfactory to Buyer; and the Shareholders' Agent and Escrow Agent shall have executed and delivered the Escrow Agreement.

7.       CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

                  Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         7.1      Representations and Warranties True on the Closing Date.

                  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         7.2      Compliance With Agreement.

                  Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.

         7.3      No Litigation.

                  No suit, action or other proceeding, or preliminary or permanent injunction or other order (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency in which it is sought to obtain damages or other relief (including recission), or which prevents or restrains the consummation of the transactions which are the subject of this Agreement or prohibits the Buyer's ownership of the Shares, or that has had, or would reasonably be expected to have, a Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending nor threatened and no such judgment, order or decree has been entered and not subsequently dismissed with prejudice.

         7.4      Governmental Consents.

                  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Shareholders, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

         7.5      Earn-Out Warrants.

                  The Earn-Out Warrants, the form of which is attached hereto as Exhibit C, shall have been executed by Buyer and delivered to the Shareholders at Closing.

         7.6      Closing Deliveries.

                  The Shareholders shall have received from Buyer all of the instruments, documents and considerations described in Section 9.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all material respects to Shareholders' Agent.

8.       INDEMNIFICATION

         8.1      By Shareholders.

                  Subject to the terms and conditions of this Article 8, the Shareholders hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Indemnitees") from and against all Losses asserted against, resulting to, imposed upon, or incurred by any such Buyer Indemnitee, directly or indirectly, by reason of, arising out of or resulting from:

                  8.1.(a) the inaccuracy or breach of any representation or warranty of Shareholders contained in or made pursuant to this Agreement, any Schedule hereto (after giving effect to updates to the Schedules pursuant to Section 5.9) or any certificate delivered by the Shareholders to Buyer with respect hereto or thereto in connection with the Closing;

                  8.1.(b) the nonfulfillment or breach of any covenant of Shareholders or PFMI contained in this Agreement or any Schedule hereto, including any payment due by the Shareholders after final determination of a Purchase Price Adjustment pursuant to Article 2;

                  8.1.(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and PFMI, the Company, any Subsidiary or any Shareholder or any of their agents or representatives;

                  8.1.(d) PF Distribution, LLC, a North Carolina limited liability company, PF Purchasing, LLC, a North Carolina limited liability company, Columbia Hill Aviation, or the business, operations or winding up of any of such entities;

                  8.1.(e) the ownership, operation, use or transfer of any assets, properties or rights to be distributed pursuant to the Asset Distribution Letter Agreement or any obligation or liability related thereto, or arising in connection with the transactions contemplated by the Asset Distribution Letter Agreement; or

                  8.1.(f) the litigation matters referred to in items 2, 3 and 4 under part (i) of Schedule 3.12;

                  8.1.(g) any claim made or payment required in respect of the unredeemed stock of PFMI from the management buyout transaction on July 26, 2002;

                  8.1.(h) the lease guaranty agreements for the Prime Sirloin restaurant leases as referenced in item 9 on Schedule 3.17(iv), or any obligation or liability related thereto or arising thereunder;

                  8.1.(i) the engagement letter, dated as of December 13, 2001, by and between PFMI and William E. Simon & Sons, LLC, and any obligations or liabilities thereunder including, without limitation, any claim for fees or other compensation thereunder arising out of or related to the transactions contemplated by this Agreement including the tender offer and redemption of the Company Notes;

                  8.1.(j) the matters described in the Benefits Side Letter Agreement, or any obligation or liability related thereto;

                  8.1.(k) Claremont Restaurant Group LLC, Fresh Foods Sales, LLC, Mom `N' Pop's Country Ham, LLC and Bennet's Restaurant, or the business, operations, disposition or winding up of any of such entities; or

                  8.1.(l)  the judgment lien in favor of AT&T against WSMP, Inc.

                  As used in this Article 8, the term "Losses" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable legal and expert witness fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

                  The Shareholders' indemnification obligations pursuant to this
Article 8 shall be joint and several, except with respect to the Shareholders' indemnification obligations under Section 8.1(b) for breaches of the Shareholders' post-Closing covenants in Sections 5.14, 5.15 and 5.16, which indemnification obligations shall be several, and not joint.

         8.2      By Buyer.

                  Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective heirs, beneficiaries and permitted assigns (collectively, the "Shareholder Indemnitees") from and against all Losses asserted against, resulting to, imposed upon or incurred by any of them, directly or indirectly, by reason of or resulting from:

                  8.2.(a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, any Schedule hereto or any certificate delivered by Buyer to the Shareholders with respect hereto or thereto in connection with the Closing;

                  8.2.(b) the nonfulfillment or breach of any covenant of Buyer contained in this Agreement, including any payment due by Buyer after final determination of a Purchase Price Adjustment pursuant to Article 2; or

                  8.2.(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer or any of its agents or representatives.

         8.3      Manner of Payment.

                  Except as otherwise provided herein, any indemnification of the Buyer Indemnitees or Shareholder Indemnitees pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from the Shareholders or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Indemnitee or Shareholder Indemnitee, within ten (10) days after the determination thereof. Any amounts owing from the Shareholders pursuant to this Article 8 for breaches of representations and warranties of the Shareholders shall first be made to the extent possible from the Escrowed Amount and thereafter shall be made directly by the Shareholders in accordance with the terms of this Section 8.3.

         8.4      Indemnification of Third-Party Claims.

                  The obligations and liabilities of any party to indemnify any other party under this Article 8 with respect to actions, lawsuits or other claims brought by third-parties shall be subject to the following terms and conditions:

                  8.4.(a) Notice and Defense. The party or parties entitled to be indemnified under this Article 8 (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party's claim for indemnification at such Indemnifying Party's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party assuming control of such defense, it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; provided further, the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) there is a reasonably probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, or (iv) the claim involves environmental matters in which case the Indemnified Party shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions). Failure to give prompt notice shall not affect the Indemnifying Party's duty or obligations under this Article 8, except to the extent (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

                  8.4.(b) Failure to Defend. If the Indemnifying Party, promptly after receiving notice of any claim, demand or action brought by a third-party, fails to defend such action actively and in good faith, the Indemnified Party will (upon further written notice) have the right to undertake the defense, compromise or settlement of such action or consent to the entry of a judgment with respect to such action, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein, except on the grounds of gross negligence committed by the Indemnified Party's counsel.

                  8.4.(c) Indemnified Party's Rights. Anything in this Section
         8.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Party.

         8.5      Tax Effect.

                  Payments made pursuant to the indemnification obligation of an Indemnifying Party shall be paid by the Indemnifying Party without reduction for any Tax benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax benefits as a result of an Indemnified claim, the Indemnified Party shall pay the amount of such Tax benefits (but not in excess of the indemnification payment actually received from the Indemnifying Party with respect to such Indemnified claim) to the Indemnifying Party. For this purpose, the amount of a Tax benefit in a given taxable year with respect to an indemnified claim shall be equal to the excess, if any of (A) the tax liability of the Indemnified Party through the end of such taxable year, calculated by excluding any Tax items attributable to the indemnified claim from all taxable years, over (B) the tax liability of the Indemnified Party through the end of such taxable year, calculated by taking into account any Tax items attributable to the indemnified claim for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price for federal income tax purposes. If any indemnity payment made hereunder is subject to any Tax, the Indemnifying Party shall indemnify the Indemnified Party for such Tax (including any Tax imposed on payments made pursuant to this sentence). To the extent a Tax benefit repaid to an Indemnifying Party by an Indemnified Party is later denied or reduced by a Taxing Authority, the Indemnifying Party shall restore such Tax benefit amount to the Indemnified Party, and the Indemnifying Party shall indemnify the Indemnified Party for any resulting Tax costs.

         8.6      Insurance Effect.

                  To the extent that any Losses that are subject to indemnification pursuant to this Article 8 are covered by insurance paid for by PFMI or the Company prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification against

Shareholders under this Article 8 in respect of such Losses and the time limitations set forth in Section 8.7 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. If the Indemnified Party, within twelve months following the receipt of any indemnity payments pursuant to this Article 8 for any Losses, (i) obtains any insurance recovery from third-party insurance provided for such Losses or (ii) obtains any recovery from any other third party for such Losses, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of the net cash proceeds received by such Indemnified Party for such Losses, up to the amount of the indemnity payments made by the Indemnifying Party for such Losses.

         8.7      Limitations on Indemnification.

                  8.7.(a) Time Limitation. The representations and warranties in this Agreement and the Schedules hereto or in any writing delivered by Buyer, on the one hand, or the Shareholders, on the other hand, to the other party in connection with this Agreement (including the certificate required to be delivered by the Shareholders pursuant to
         Section 9.1(b) and the certificate required to be delivered by Buyer pursuant to Section 9.2(b)) shall survive the Closing until the later of (i) the date which is twelve (12) months following the Closing Date and (ii) the date which is sixty (60) days following the date on which the Company completes its audit for the fiscal year ending March 5, 2005 (the "General Survival Period"). Notwithstanding the foregoing or any other provision of this Agreement:

                           (i) The representations and warranties in Section
                  3.14 (Environmental), and in the certificate required to be delivered by Shareholders pursuant to Section 9.1(b) with respect to Section 3.14, shall terminate on the third anniversary of the Closing Date;

                           (ii) The representations and warranties in Sections
                  3.1(a), (b), (c) and (e) (Shareholder Authority, Validity, Ownership), the first sentence of Section 3.2(a), Sections 3.2(b) and (c) (PFMI Organization, Ownership, Liabilities), Sections 3.3(a), (e) (except with respect to foreign qualifications), (f) and (g) (Company Organization, Qualification, Subsidiaries, Investments, etc.), Section 3.4 (Capital Stock), Section 3.24 (Brokerage), Section 4.1 (Organization and Power), Section 4.2 (Authority) and Section
                  4.3 (No Brokers or Finders), and in the certificate required to be delivered by Shareholders pursuant to Section 9.1(b) with respect to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), the first sentence of 3.2(a), 3.2(b), 3.2(c), 3.3(a), 3.3(e)
                  (except with respect to foreign qualifications), 3.3(f), 3.3(g), 3.4, 3.24, and in the certificate required to be delivered by Buyer pursuant to Section 9.2(b) with respect to Sections 4.1, 4.2 and 4.3, shall not terminate (collectively, the "Non-Terminating Representations"). The Shareholders and Buyer each hereby waive all applicable statutory limitation periods with respect to the breach of any Non-Terminating Representations.

                           (iii) The representations and warranties contained in
                  Section 3.9 (Employee Benefit Plans), and in the certificate required to be delivered by Shareholders pursuant to Section 9.1(b) with respect to Section 3.9, shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire, plus sixty (60) days;

                           (iv) Any claim made by a party hereunder by filing a
                  suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period provided hereunder for such claim shall be preserved despite the subsequent termination of such survival period; and

                           (v) Buyer and Shareholders acknowledge that
                  indemnification hereunder with respect to the breach of any post-Closing covenant or agreement contained in this Agreement, including any breach of any covenant or agreement contained in this Article 8, and any pre-Closing covenant or agreement that is a Fully Indemnified Representation and Covenant, shall not be subject to any time or other limitations.

                  8.7.(b) Deductible. No amount shall be payable by the Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b)(other than with respect to the Fully Indemnified Representations and Covenants) unless and until the aggregate amount otherwise payable by such Indemnifying Party exceeds one percent of the sum of the Purchase Price plus the amounts set forth in item (iv) in Section 2.1 (the "Deductible"), in which event such Indemnifying Party shall only be obligated to pay the amount payable by such Indemnifying Party in excess of the amount of the Deductible, and, subject to the limitations set forth in Sections 8.7(c) and 8.7(d), all future amounts that become payable by such Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) from time to time thereafter.

                  8.7.(c) Threshold. No amount shall be payable by the Indemnifying Party under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b) (other than with respect to the Fully Indemnified Representations and Covenants) for any individual item or series of related items where the Losses relating to such item or items is less than Twenty-Five Thousand Dollars ($25,000) (the "Threshold"), and such amounts shall not be applied against the Deductible.

                  8.7.(d) Aggregate Amount Limitation. Except with respect to the Fully Indemnified Representations and Covenants, the Shareholders', on the one hand, and Buyer's, on the other hand, aggregate liability for Losses pursuant to Sections 8.1(a), 8.1(b) (other than the Purchase Price Adjustment) and 8.2(a) shall not exceed ten percent (10%) of the sum of the Purchase Price plus the amounts set forth in item (iv) in
         Section 2.1 (the "Cap"); provided, that the Cap shall be reduced by 33% (to 66.7% of the Cap) upon the expiration of the General Survival Period, and by an additional 33% (to 33.3% of the Cap) on the second anniversary of the Closing Date, but any such reduction shall not affect any claims made prior to the date of such reduction.

                  8.7.(e) Mitigation. An Indemnified Party shall take all commercially reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

                  8.7.(f) Materiality. For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, the Threshold and Deductible amounts shall be the materiality standard and, therefore, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto (other than the representation and warranty in Section 3.7(a)) shall be read without regard and without giving effect to any materiality or Material Adverse Effect or other qualification contained in such representation or warranty (as if such qualification were deleted from such representation and warranty).

         8.8      Exclusive Remedy.

                  Buyer hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement, with the exception of the Purchase Price Adjustment provided in Section 2.4 herein, claims for common law fraud and claims under the Tax Sharing Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8.

         8.9      Limitations on Claims by Shareholders.

                  Notwithstanding the terms and provisions of Section 5.10 herein, each of the Shareholders hereby agrees that he will not make any claim for indemnification or reimbursement against PFMI, the Company, its Subsidiaries or the Buyer by reason of the fact that he was a director, officer, employee, or agent of PFMI, the Company or any Subsidiary or was serving at the request of PFMI, the Company or any Subsidiary as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Shareholder pursuant to this Agreement or the Tax Sharing Agreement.

9.       CLOSING

                  The closing of this transaction (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, at 10:00 A.M. local time on June 30, 2004, or at such other time and place as the parties hereto shall agree upon or, if the conditions to Closing set forth in Articles 6 and 7 have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the party entitled to the benefit thereof) as of such date, on the third business day following satisfaction or waiver of such conditions. Such date is referred to in this Agreement as the "Closing Date." The Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

         9.1      Documents to be Delivered by Company and Shareholder.

                  At the Closing, Shareholders' Agent shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  9.1.(a) Stock Certificates. Stock certificates or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                  9.1.(b) Compliance Certificate. A certificate, signed by the Shareholders and dated the Closing Date, stating that the conditions specified in Sections 6.1, 6.2, 6.3, 6.6 and 6.13 have been fully satisfied as of the Closing.

                  9.1.(c) Certified Resolutions. Certified copies of the resolutions of the board of directors of PFMI, authorizing and approving this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  9.1.(d) Charter; Bylaws. A copy of the bylaws of Company and its Subsidiaries and of PFMI, certified by Company's and PFMI's secretary, respectively, and a copy of the charter of Company and its Subsidiaries and of PFMI, each charter being certified by the Secretary of State of the State of North Carolina.

                  9.1.(e) Resignations. The resignations of those officers and directors of PFMI and of the Company and its Subsidiaries specified in
         Schedule 9.1(e), effective as of the Closing Date and in form reasonably satisfactory to Buyer's counsel.

                  9.1.(f) Escrow Agreement. The Escrow Agreement, substantially in the form attached hereto as Exhibit B (subject to such administrative changes as may be required to be made by the Escrow Agent).

                  9.1.(g) Good Standing Certificates. Copies of the certificate of good standing of PFMI, the Company and each of its Subsidiaries issued on or not more than ten (10) days before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's organization.

                  9.1.(h) Corporate Records. All minute books, stock ledgers, seals and other corporate records of PFMI, the Company and the Subsidiaries.

                  9.1.(i) Other Documents. All other documents required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement, including Payoff Letters, the FIRPTA Affidavit, Third-Party Approvals and Governmental Approvals, and such other certificates of authority and documents as Buyer may reasonably request.

         9.2      Documents to be Delivered by Buyer.

                  At the Closing, Buyer shall deliver to Shareholders' Agent the following documents, in each case duly executed or otherwise in proper form:

                  9.2.(a) Purchase Price. Evidence of the wire transfers required by Section 2.3 hereof.

                  9.2.(b) Compliance Certificate. A certificate, signed by an authorized officer of Buyer and dated the Closing Date, stating that the conditions specified in Sections 7.1, 7.2 and 7.3 have been fully satisfied as of the Closing.

                  9.2.(c) Certified Resolutions. A certified copy of the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                  9.2.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document delivered to Shareholders' Agent by Buyer at or prior to the Closing pursuant to the terms hereof.

                  9.2.(e) Escrow Agreement. The Escrow Agreement, substantially in the form attached hereto as Exhibit B, subject to such administrative changes as may be required to be made by the Escrow Agent.

                  9.2.(f) Other Documents. All other documents required to be delivered to Shareholders' Agent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Shareholders' Agent may reasonably request.

10.      TERMINATION

         10.1     Termination Without Breach.

                  This Agreement may be terminated at any time prior to the
Closing:

                  10.1.(a) by mutual written agreement of Buyer and the Shareholders,

                  10.1.(b) by Buyer if the condition set forth in Section 6.12 is not fulfilled to Buyer's satisfaction by the close of business on the sixth business day following Buyer's receipt of the audited financial statements and access to audit work papers as described therein.

                  10.1.(c) by either Buyer or the Shareholders if the Closing shall not have occurred on or before ninety days after the date of this Agreement (unless such delay is due to requests for information pursuant to the HSR Act, in which case the parties may agree to an extension of this date), provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         10.2     Termination for Breach.

                  10.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by PFMI, the Shareholders or the Shareholders' Agent of any of the representations, warranties, covenants or agreements contained in this Agreement or the

         Tax Sharing Agreement that has not been waived in writing by Buyer,
         (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer that has not been waived or (iii) the Shareholders' Agent shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Buyer may, by written notice to Shareholders' Agent at any time prior to the Closing, terminate this Agreement.

                  10.2.(b) Termination by the Shareholders. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants or agreements contained in this Agreement that has not been waived in writing by the Shareholders, (ii) there has been a failure of satisfaction of a condition to the obligations of the Shareholders that has not been waived or (iii) Buyer shall have attempted to terminate this Agreement under this Article 10 or otherwise without grounds to do so, then Shareholders' Agent may, by written notice to Buyer at any time prior to the Closing, terminate this Agreement.

         10.3     Effect of Termination.

                  Termination of this Agreement pursuant to this Section 10.2 or
Section 10.1 shall terminate all obligations of the parties hereto; provided, however, that such termination shall not in any way terminate, limit or restrict:(i) the Confidentiality and Nondisclosure Agreement between Buyer and Company attached hereto as Exhibit I (the "Confidentiality Agreement"), which shall survive until the parties expressly terminate such Confidentiality Agreement; or (ii) the rights and remedies of any party hereto against any other party that has violated, breached any of the representations, warranties, covenants or agreement of this Agreement or the Tax Sharing Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under
Section 11.9(c), Section 11.2 and Section 5.16 of this Agreement shall survive termination.

11.      MISCELLANEOUS

         11.1     Further Assurance.

                  Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary to transfer and convey the Shares to the Buyer, on the terms herein contained, to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

         11.2     Disclosures and Announcements.

                  Announcements concerning the transactions provided for in this Agreement by Buyer or the Shareholders or any of their Affiliates shall be subject to the approval of the Buyer and the Shareholders' Agent in all essential respects, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the SEC or as otherwise required by law.

         11.3     Assignment; Parties in Interest.

                  11.3.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement to one or more of its Affiliates; (b) its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer, the Company or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Buyer hereunder; and (c) its rights under this Agreement, in whole or in part, to any subsequent purchaser of PFMI, the Company or any of its respective subsidiaries or any material portion of its respective assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, however, that Buyer shall nevertheless remain liable for all obligations imposed upon it under, or to which it is subject pursuant to, the provisions of this Agreement.

                  11.3.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         11.4     Law Governing Agreement; Forum.

                  This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal Laws of North Carolina, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of Ohio, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate court therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that may be brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

         11.5     WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS.

EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         11.6     Amendment and Modification.

                  The parties to this Agreement may amend, modify or supplement this Agreement in such manner as may be agreed upon in writing by Buyer and the Shareholders' Agent.

         11.7     Notice.

                  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or
(b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service providing for a receipted delivery. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           Pierre Holding Corp.

                           c/o Madison Dearborn Partners
                           Three First National Plaza
                           Suite 3800
                           Chicago, IL 60602
                           Telephone:  312-895-1000
                           Attention:  Robin P. Selati

                           (with copies to)

                           Kirkland & Ellis LLP
                           200 E. Randolph Drive
                           Chicago, IL  60601
                           Telephone:  312-861-2000
                           Attention:  Edward T. Swan, P.C.

                  (b)      If to Shareholders or Shareholders' Agent, to:

                           Mr. David R. Clark
                           361 Second Street NW
                           Hickory, North Carolina 28601
                           Telephone: (828) 304-2307

                           (with a copy to)

                           Patrick Daugherty, Esq.
                           Foley & Lardner LLP
                           150 West Jefferson, Suite 1000
                           Detroit, Michigan 48226
                           Telephone: (313) 963-6200

                           (and to)

                           T. Stewart Gibson, Esq.
                           The Power Plant, Suite 302-B
                           1701 Sunset Avenue
                           Rocky Mount, North Carolina 27804
                           Telephone: (252) 977-0700

                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 11.7.

         11.8     Shareholders' Agent

                  David R. Clark, as Shareholders' Agent pursuant to the Shareholders Agent Agreement attached as Exhibit J (the "Shareholders Agent Agreement"), shall be the designated agent of the Shareholders with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder on behalf of the Shareholders, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Shareholders, and any notice, document, certificate or information required to be given to any Shareholder shall be deemed so given if given to Shareholders' Agent. The appointment of the Shareholders' Agent shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders' Agent on behalf of the Shareholders in all matters in which it has been granted authority pursuant to this Section 11.8 and pursuant to the Shareholders Agent Agreement. All actions, decisions and instructions of the Shareholders' Agent taken, made or given pursuant to the authority granted to the Shareholders' Agent pursuant to this Section 11.8 and pursuant to the Shareholders Agent Agreement shall be final, conclusive and binding upon all Shareholders. The Shareholders' Agent and the Shareholders covenant and agree not to change any of the terms of the Shareholders Agent Agreement without the prior written consent of Buyer.

         11.9     Expenses.

                  Regardless of whether or not the transactions contemplated hereby are consummated:

                  11.9.(a) Other Professionals. John Grigg, who is a director of the Company, shall be compensated by the Company at Closing for professional services performed on behalf of the Company and PFMI in connection with the this Agreement and the transactions contemplated hereby. Each of the Shareholders and Buyer represent and warrant to all other parties to this Agreement that, with respect to himself or itself, there is no broker, agent or other intermediary involved or in any way connected with the transactions contemplated hereby on his or its behalf, respectively, the Shareholders represent and warrant that there is no such Person involved on behalf of PFMI, and each agrees to hold the others harmless from and against all claims for brokerage commissions or finder's fees arising in connection with the execution of this Agreement or the consummation of the transactions provided for herein.

                  11.9.(b) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement and the Asset Distribution Letter Agreement, and any interest or penalties related thereto, shall be paid by Shareholders, whether such tax is imposed prior to or after Closing.

                  11.9.(c) Other. Except as may otherwise be provided herein, each of the parties shall bear its own fees and expenses (including the fees and expenses of its own lawyers, accountants, appraisers and other advisers) in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall bear all such fees and expenses incurred by or on behalf of PFMI, the Company and the Subsidiaries prior to Closing and such fees and expenses shall be deemed Shareholder Transaction Expenses in the computation of the Purchase Price pursuant to Section 2.1; provided further, in the event of a breach by any Shareholder, PFMI, the Company or any Subsidiary of
         Section 5.13 of this Agreement and the termination of this Agreement by Buyer, the Shareholders shall pay all of Buyer's costs and expenses (including attorneys', accountants' and consultants' fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement and the performance of Buyer's obligations hereunder, including Buyer's and its representatives' due diligence. Shareholders shall bear all fees and expenses arising in connection with or related to the Asset Distribution Letter Agreement, whether such fees and expenses arise prior to or after the Closing.

         11.10    Specific Performance.

                  Each Shareholder acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Shareholder, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each Shareholder agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Shareholder's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

         11.11    Entire Agreement.

                  This Agreement (including the Exhibits, the Schedules and the Ancillary Agreements) and the Benefits Side Letter Agreement sets forth the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Buyer acknowledges that it has conducted its own independent review and analysis of the business of PFMI, Company and of the Shares and that it has been provided access to the records, properties and personnel of Company and, where appropriate, PFMI and the Shareholders for this purpose. The mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in the Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties unless the exception is disclosed on each such other applicable Schedule or cross-referenced in such other applicable section or unless the applicability of such exception to another Schedule is reasonably apparent on its face.

         11.12    Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.13    Headings.

                  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         11.14    Glossary of Terms.

                  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

         "Acquired Group" shall have the meaning set forth in the Tax Sharing Agreement.

         "Acquisition Proposal" shall have the meaning specified in Section 5.13(b).

         "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

         "Agreement" shall have the meaning specified in the preamble to this Agreement.

         "Ancillary Agreements" shall have the meaning specified in Section 3.1(a).

         "Annual Report" shall have the meaning specified in Section 3.6(a)(i).

         "Asset Distribution Letter Agreement" shall have the meaning specified in Section 5.11.

         "Audited Financial Statements" shall have the meaning specified in
Section 3.6(a)(iii).

         "Average Working Capital Amount" shall mean the 12-month average of the Company's and its consolidated Subsidiaries' working capital during the 12-month period as of the end of third monthly period in the Company's fiscal year ended March 5, 2005, calculated in accordance with Schedule 2.1.

         "Benefit Plans" shall have the meaning specified in Section 3.9(a).

         "Buyer Indemnitees" shall have the meaning specified in Section 8.1.

         "Buyer's Accountants" shall have the meaning specified in Section 2.5(b)(iv).

         "Buyer" shall have the meaning specified in the preamble to this Agreement.

         "Cap" shall have the meaning specified in Section 8.7(d).

         "Cash" shall mean all cash, cash equivalents, certificates of deposit and bankers' acceptances of the Company and its Subsidiaries.

         "Closing Balance Sheet" shall have the meaning specified in Section 2.5(b)(i).

         "Closing Date" shall have the meaning specified in the preamble to
Article 9.

         "Closing Indebtedness Amount" means the amount of Closing Indebtedness including, without limitation, all amounts listed under the heading "PFMI Debt" on Schedule 3.6(f).

         "Closing Indebtedness" means the outstanding balance of Indebtedness of PFMI, the Company and its Subsidiaries as of the close of business on the Closing Date; provided that, for purposes of such calculation, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such Indebtedness was paid in full at the Closing shall be treated as Indebtedness.

         "Closing Working Capital" shall have the meaning specified in Section 2.5(a).

         "Closing" shall have the meaning specified in the preamble to Article
9.

         "Code" shall have the meaning specified in Section 3.9(b).

         "Columbia Hill Aviation" shall mean Columbia Hill Aviation, LLC, a North Carolina limited liability company.

         "Company Common Stock" shall have the meaning specified in Section 3.4.

         "Company Intellectual Property" shall have the meaning specified in
Section 3.15.

         "Company Notes" shall have the meaning specified in the definition of "Indebtedness" in this Section 11.14.

         "Company" shall have the meaning specified in the recitals to this Agreement.

         "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial condition, services or research or development of the PFMI, the Company, the Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations, as such is related to the businesses of PFMI, the Company and the Subsidiaries. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, PFMI's, the Company's and the Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential information, as such is related to the business; (iii) trade secrets, ideas, know-how, compilations of data and analyses, techniques, systems, recipes, formulae, compositions, research and development information, records, reports, manuals, drawings, specifications, designs, plans, proposals, technical data, documentation, models, data and databases relating thereto, manufacturing processes and techniques, financial and marketing plans and customer and supplier lists and information; (iv) inventions, innovations, improvements, developments and methods (whether or not patentable); and (v) all other Company Intellectual Property of a confidential nature. Notwithstanding the foregoing, "Confidential Information" shall not include information, data, knowledge or know-how that (i) enters the public domain through no violation of this Agreement by any Shareholder or any of its representatives or agents, (ii) is received from a third party not under obligation of confidentiality to Buyer, PFMI, the Company or its Subsidiaries or (iii) is independently developed without reliance on any Confidential Information.

         "Confidentiality Agreement" shall have the meaning specified in Section 10.3.

         "Crawford Fee" shall mean all outstanding amounts owed to Crawford Race Cars, LLC under that certain Endorsement Agreement, dated as of June 22, 2001, by and between the Company and Crawford Race Cars, LLC.

         "Debt Financing Commitment Letter" shall have the meaning specified in
Section 4.7.

         "Debt Financing" shall have the meaning specified in Section 4.7.

         "Deductible" shall have the meaning specified in Section 8.7(b).

         "Directors and Officers" shall have the meaning specified in Section 5.10(a).

         "EBITDA" shall mean the Company's consolidated net income plus, to the extent (but only to the extent) deducted in determining such net income (A) interest expense for indebtedness for borrowed money, (B) federal, state, local and foreign income tax expense, (C) depreciation expense, (D) amortization expense, (E) management, administrative or similar fees and expenses paid to Madison Dearborn Capital Partners IV, L.P. or any of its Affiliates, (F) to the extent not accounted for in clauses (A) through (E) above or (G) below, those items listed on Schedule 1 to the Debt Financing Commitment Letter which relate to non-recurring expenses incurred by the Company prior to the date hereof, and (G) transaction expenses incurred in connection with the transactions contemplated by this Agreement, including lender fees, attorney fees, accountant fees and investment banker or financial advisor fees, write-offs of capitalized loan costs and capitalized Indenture restructuring fees, payment of 1% call premium on Indenture and loan prepayment penalty costs, payments of the (i) Executive Bonus Payments, (ii) Non-Compete Payments, (iii) Grigg Fee, (iv) Crawford Fee, and (v) Shareholder Transaction Expenses, and compensatory transfers of retained assets to senior management of the Acquired Group pursuant to the Asset Distribution Letter Agreement. To avoid confusion, the Company's unaudited EBITDA calculated in the foregoing manner was $52.5 million for the fiscal year ended March 6, 2004. Furthermore, EBITDA shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company's audited financial statements for its fiscal year ended March 6, 2004.

         "Environmental Laws" means all federal, state and local Laws, including common law, and Orders purporting to regulate the use, misuse, pollution or preservation of land, air or water resources, or the exposure of persons or property to pollutants, contaminants, hazardous substances, noise, odor or radiation, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., as amended.

         "ERISA" shall have the meaning specified in Section 3.9.

         "Escrow Account" shall have the meaning specified in Section 2.3(a).

         "Escrow Agent" shall mean Bank of America Private Bank.

         "Escrow Agreement" shall have the meaning specified in Section 2.3(a).

         "Escrowed Amount" shall have the meaning specified in Section 2.3(a).

         "Estimated Closing Balance Sheet" shall have the meaning specified in
Section 2.2.

         "Exclusivity Period" shall have the meaning specified in Section
5.13(a).

         "Executive Bonus Payments" shall mean all amounts due and owing under the Existing Executive Agreements between the Company and each of Norbert E. Woodhams, Sr., Pamela M. Witters and Robert C. Naylor, less applicable amounts, in each case, that the Company as their employer is required by law to withhold for payment of taxes.

         "Executive Rollover Amount" shall mean for each of Norbert E. Woodhams and Robert C. Naylor, $3,100,000 and $2,300,000, respectively.

         "Executives" shall mean each of Norbert E. Woodhams, Sr., Pamela M. Witters and Robert C. Naylor.

         "Existing Executive Agreements" shall mean (i) the Employment Agreement, dated as of December 31, 2001, by and between the Company and Pamela
M. Witters, (ii) the Employment Agreement, dated as of December 31, 2001, by and between the Company and Robert C. Naylor, and (iii) the Incentive Agreement, dated as of August 18, 1999, by and between the Company and Norbert E. Woodhams, Sr. (as amended), in each case as amended through the date hereof.

         "Facilities and Equipment" shall have the meaning specified in Section 3.10.

         "FDA" shall have the meaning specified in Section 3.11.

         "Federal Tax" shall have the meaning specified in the Tax Sharing Agreement attached hereto as Exhibit H.

         "FIRPTA Affidavit" shall have the meaning specified in Section 6.10.

         "Food or Foods" shall mean all products (whether finished food or food ingredients) that PFMI, the Company and the Subsidiaries manufacture as of the Closing Date, and all products (whether finished food or food ingredients) that PFMI, the Company and the Subsidiaries have manufactured during the three year period prior to the Closing Date.

         "Forward-Looking Data" shall have the meaning specified in Section
4.10.

         "Fully Indemnified Representations and Covenants" shall mean the representations and warranties in Sections 3.1(a), (b), (c) and (e) (Shareholder Authority, Validity, Ownership), the first sentence of Section 3.2(a), Sections 3.2(b) and (c) (PFMI Organization, Ownership, Liabilities), Sections 3.3(a), (e) (except with respect to foreign qualifications), (f) and (g) (Company Organization, Qualification, Subsidiaries, Investments, etc.), Section 3.4 (Capital Stock), Section 3.20 (Affiliate Transactions), Section 3.24 (Brokerage), Section 4.1 (Organization and Power), Section 4.2 (Authority),
Section 4.3 (No Brokers or Finders), Section 5.3(f) (Taxes) and Section 5.4(f) (Sale of Shares), and in the certificate required to be delivered by Shareholders pursuant to Section 9.1(b) with respect to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.3(a), 3.3(e), 3.3(f), 3.3(g), 3.4,
3.20, 3.24, 5.3(f) and 5.4(f), and in the certificate required to be delivered by Buyer pursuant to Section 9.2(b) with respect to Sections 4.1, 4.2 and 4.3.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied during the periods involved.

         "General Survival Period" shall have the meaning specified in Section 8.7(a).

         "Governmental Approvals" shall have the meaning specified in Section
6.5.

         "Grigg Fee" shall mean all amounts owing to John Grigg, including without limitation advisory fees and expenses, pursuant to his letter agreement with the Company dated as of January 29, 2004.

         "Hazardous Materials" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, solid waste or words of similar meaning or effect under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) asbestos or asbestos-containing materials.

         "HSR Act" shall have the meaning specified in Section 3.5.

         "Income Tax" or "Income Taxes" shall have the meaning specified in the Tax Sharing Agreement.

         "Indebtedness" means with respect to any Person to the extent required to be reflected as a liability on a balance sheet for such Person prepared in accordance with GAAP, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security,
(iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person's assets, (vi) any distributions payable or loans/advances payable to any Affiliates, shareholders or partners as of the Closing, which are not paid at Closing, (vii) any obligation or liability on the Closing Balance Sheet or the balance sheet of PFMI or the Hickory Cost Center (other than any obligation or liability associated with the unredeemed stock of PFMI from the management buyout transaction on July 26, 2002 ) as of the close of business on the Closing Date which does not relate to the ongoing business of the Company in the ordinary course, (viii) any other liabilities recorded in accordance with GAAP on the balance sheet of such Person which are not due within one year of the Closing, and (ix) any accrued interest, prepayment penalties and premiums on any of the foregoing; provided that with respect to the Company's 10-3/4% Senior Notes Due 2006 issued subject to the Indenture (the "Company Notes"), the amount of premium which shall constitute "Indebtedness" hereunder shall not exceed one percent (1%) of the face amount of the Company Notes.

         "Indemnified Party" shall have the meaning specified in Section 8.4(a).

         "Indemnifying Party" shall have the meaning specified in Section
8.4(a).

         "Indenture" shall mean the indenture dated as of June 9, 1998 among the Company, each of several subsidiaries of the Company as guarantors and State Street Bank and Trust Company as trustee, as supplemented by a First Supplemental Indenture dated as of September 5, 1998, a Second Supplemental Indenture dated as of February 26, 1999, a Third Supplemental Indenture dated as of October 8, 1999, and a Fourth Supplemental Indenture dated as of March 8, 2004, providing for the issuance of the Company's Notes.

         "Intellectual Property" shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and invention disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for registration for any of the foregoing; (v) trade secrets, confidential information, know-how, recipes, formulae and inventions; and (vi) computer software (including but not limited to source code, executable code, data, databases and documentation).

         "IRS" shall have the meaning specified in Section 3.9(f).

         "Knowledge" shall have the meaning specified in Section 3.

         "Laws" shall mean all foreign, federal, state and local laws, statutes, codes, regulations, orders, notices, rules or ordinances, including without limitation rules and regulations of the FDA, USDA and FTC, and any requirements, restrictions, limitations, conditions or obligations contained therein.

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

         "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

         "Liens" shall have the meaning specified in Section 3.1(c).

         "Losses" shall have the meaning specified in Section 8.1.

         "Material Adverse Effect" or "Material Adverse Change" shall mean any change, development or effect, either individually or in the aggregate, that has been, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of PFMI, the Company and the Subsidiaries, considered as one enterprise, or the ability of Shareholders, Shareholders' Agent or Buyer to consummate timely the transactions contemplated hereby, excluding, in any case, any change, effect or circumstance that results from or relates to: (i) changes in (A) United States or global economic conditions that do not disproportionately affect the Company or the Subsidiaries, or (B) increases in the cost of raw materials used in the industry in which the Company and the Subsidiaries operate that do not disproportionately impact the Company or the Subsidiaries, or (C) Laws or accounting standards, principles or interpretations of general application that do not disproportionately impact the Company or the Subsidiaries; (ii) the announcement by Buyer of its plans or intentions with respect to the conduct of the Company's business; or (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof that do not disproportionately affect the Company and the Subsidiaries, considered as one enterprise.

         "Neutral Accounting Firm" shall have the meaning specified in Section 2.5(b)(iii).

         "Non-Compete Payments" shall mean all outstanding amounts owed to L. Dent Miller and Charles F. Connor, Jr., pursuant to the Non-Competition Agreements.

         "Non-Compete Period" shall have the meaning specified in Section 5.14.

         "Non-Competition Agreements" shall mean (i) the Consulting and Noncompete Agreement dated as of January 6, 2000 between the Company and L. Dent Miller and (ii) the Consulting and Non-Competition Agreement, dated as of January 29, 1998, between the Company and Charles F. Connor, Jr.

         "Non-Terminating Representations" shall have the meaning specified in
Section 8.7(a)(ii).

         "North Carolina Employees" shall mean, collectively, Bart Blocker, Pearle Brown, Dave Cape, Michelle Cooke, Kerri Gilliam, Jason Harris, Tony Hazel, Rita Isenhour, Winston Jackson, Derrick Killian, Dave Mauldwin, Shawn McInerny, Jerri McNiel, Norma Meese, Robyn Queen, Dean Richardson, Harold Snipes, Rodney Jordan and Alex Stilwell.

         "Objection" shall have the meaning specified in Section 2.5(b)(ii).

         "Offering Materials" shall have the meaning specified in Section
5.17(c).

         "Offerings" shall have the meaning specified in Section 5.17(c).

         "Orders" shall have the meaning specified in Section 3.13(a).

         "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

         "Payoff Letters" shall have the meaning specified in Section 6.7.

         "Permitted Liens" shall mean (i) Liens for current state and local property taxes or assessments not yet due or delinquent or which are being contested in good faith and with respect to which adequate reserves have been made in accordance with GAAP; (ii) Liens arising by operation of Law and with respect to which adequate reserves have been made in accordance with GAAP; (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business and with respect to which adequate reserves have been made in accordance with GAAP; (iv) exceptions shown on the surveys or other matters of record made available to Buyer which do not materially affect the current use of the Company's real property; and (vii) any land use ordinances and zoning ordinances (but not violations thereof).

         "Person" shall mean any individual, partnership, firm, corporation, joint venture, association, trust, unincorporated organization, limited liability company, limited liability partnership or other legal entity.

         "PFMI Common Stock" shall have the meaning specified in Section 3.2(b).

         "PFMI" shall have the meaning specified in the recitals to this Agreement.

         "Preliminary Purchase Price" shall have the meaning specified in
Section 2.2.

         "Purchase Price Adjustment" shall have the meaning specified in Section 2.4.

         "Purchase Price" shall have the meaning specified in Section 2.1.

         "Quarterly Reports" shall have the meaning specified in Section 3.6(a)(ii).

         "Recent Audited Financial Statements" shall have the meaning specified in Section 6.12.

         "Release" shall have the meaning specified in Section 3.14(a).

         "Schedules" shall mean the disclosure schedules attached to this Agreement.

         "Shareholder's Accountants" shall have the meaning specified in Section 2.5(b)(ii).

         "Shareholders Agent Agreement" shall have the meaning specified in
Section 11.8.

         "Shareholders' Agent" shall have the meaning specified in the preamble to this Agreement.

         "Shareholder Transaction Expenses" shall mean all fees and expenses of PFMI, the Company, the Subsidiaries and the Shareholders (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants retained by any of them and any change of control or retention payments or fees or transaction related bonuses paid or payable to any Person (other than the Executive Bonus Payments, the Grigg Fee, the Non-Compete Payments and the Crawford Fee)) with respect to this Agreement, each of the agreements contemplated hereby and the transactions contemplated hereby and thereby, if paid at or subsequent to the Closing.

         "Shareholders" shall have the meaning specified in the preamble to this Agreement.

         "Shareholders Agreement" shall mean that certain Shareholders Agreement, dated as of April 17, 2001, by and among David R. Clark, James M. Templeton and James C. Richardson, Jr.

         "Shares" shall have the meaning specified in the recitals to this Agreement.

         "Subsidiaries" shall have the meaning specified in Section 3.3(f).

         "Tax Return" or "Return" shall have the meaning specified in the Tax Sharing Agreement attached hereto as Exhibit H.

         "Tax Sharing Agreement" shall mean that certain Tax Sharing and Indemnification Agreement attached hereto as Exhibit H.

         "Tax" or "Taxes" shall have the meaning specified in the Tax Sharing Agreement attached hereto as Exhibit H.

         "Taxing Authority" shall have the meaning specified in the Tax Sharing Agreement attached hereto as Exhibit H.

         "Third Party Approvals" shall have the meaning specified in Section
6.4.

         "Threshold" shall have the meaning specified in Section 8.7(c).

         "Unaudited Financial Statements" shall have the meaning specified in
Section 3.6(a)(v).

         "Update Period" shall have the meaning specified in Section 5.9.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                         [Signatures on following page]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SHAREHOLDERS:                        BUYER:

                                     PIERRE HOLDING CORP.


/s/ James C. Richardson, Jr.         By:    /s/ Robin P. Selati
--------------------------------            ------------------------------------
James C. Richardson, Jr.             Name:  Robin P. Selati
                                     Its:   President



/s/ David R. Clark
--------------------------------
David R. Clark



/s/ James M. Templeton
--------------------------------
James M. Templeton



SHAREHOLDERS' AGENT:



/s/ David R. Clark                   By:    /s/ Brian D. Davis
--------------------------------            ------------------------------------
David R. Clark                       Brian D. Davis, as Trustee of the Voting
                                     Trust Agreement, dated February 1, 2004,
                                     among James Cole Richardson, Thomas Jason
                                     Richardson, Parker Heyward Richardson,
                                     Sherry Dean Templeton Miller, Donna Marie
                                     Templeton Sharman, S&D Land Company, LLC,
                                     Sherry Dean Templeton Miller and Douglas
                                     Lester Miller, as Co-Trustees of the
                                     Charles Douglas Miller Grandchild Trust,
                                     Sherry Dean Templeton Miller and Douglas
                                     Lester Miller, as Co-Trustees of the Philip
                                     Altman Miller Grandchild Trust, T. Stewart
                                     Gibson, as Trustee of the Will S. Clark
                                     Irrevocable Trust and as Trustee of the
                                     Lauren A. Clark Irrevocable Trust